UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Trimble Inc.

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TRIMBLE INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 1, 2018

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (“Annual Meeting”) of Trimble Inc. (the “Company”) will be held at Sunnyvale Theatre, Sunnyvale Community Center, 550 E. Remington Drive, Sunnyvale, CA 94087, on Tuesday, May 1, 2018, at 5:30 p.m. local time, for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To hold an advisory vote on approving the compensation for our Named Executive Officers.

3.	To ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for the current fiscal year ending December 28, 2018.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on March 5, 2018 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to vote via the internet or by telephone or, if you requested to receive printed proxy materials, by mailing a proxy, in accordance with the detailed instructions on your proxy card. Any stockholder attending the meeting may vote in person even if such stockholder previously voted via the internet, by telephone or by returning a proxy.

As in prior years, we are using the U.S. Securities and Exchange Commission’s “notice and access” rules that allow companies to furnish proxy materials to their stockholders primarily over the internet. This means most of our stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet and vote online. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting, and help reduce the environmental impact of our Annual Meeting.

On approximately March 21, 2018, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also included instructions on how to receive a paper copy of our Annual Meeting materials, including the notice of Annual Meeting, proxy statement and proxy card. If you received your Annual Meeting materials by mail, the notice of Annual Meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the internet, which are both available at http://investor.trimble.com/annuals.cfm.

Sunnyvale, California March 21, 2018	For the Board of Directors, Ulf J. Johansson Chairman of the Board

TRIMBLE INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

May 1, 2018

The enclosed proxy is solicited on behalf of the board of directors (“Board of Directors”) of Trimble Inc., a Delaware corporation (the “Company”), for use at the Company’s annual meeting of stockholders (“Annual Meeting”), to be held at Sunnyvale Theatre, Sunnyvale Community Center, 550 E. Remington Drive, Sunnyvale, CA 94087, on Tuesday, May 1, 2018, at 5:30 p.m. local time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

The Company’s principal executive offices are located at 935 Stewart Drive, Sunnyvale, California 94085. The telephone number at that address is (408) 481-8000.

A copy of the Company’s annual report on Form 10-K may be obtained by sending a written request to the Company’s Investor Relations Department at 935 Stewart Drive, Sunnyvale, California 94085. Full copies of the Company’s annual report on Form 10-K for the 2017 fiscal year, and proxy statement, each as filed with the Securities and Exchange Commission (“SEC”) are available via the internet at the Company’s web site at http://investor.trimble.com/annuals.cfm.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under the “notice and access” rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies of those materials to each stockholder. As a result, on or about March 21, 2018, we mailed our stockholders a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the internet or by telephone. The Notice is not a proxy card and cannot be used to vote your shares.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help minimize the environmental impact of the Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

Stockholders of record at the close of business on March 5, 2018 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding 248,592,825 shares of common stock, $0.001 par value (“Common Stock”).

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attn: Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date (including a proxy by telephone or over the internet) or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Voting

Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. An automated system administered by the Company’s agent tabulates the votes.

Abstentions and broker non-votes are each included in the determination of the presence or absence of a quorum at the Annual Meeting. The required quorum is a majority of the shares outstanding on the Record Date. Abstentions and broker non-votes will be taken into account only for purposes of determining whether a quorum is present, and will not be taken into account in determining the outcome of any of the items submitted to a vote of the stockholders.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting power with respect to that item and has not received instructions with respect to that item from the beneficial owner, despite voting on at least one other item for which it does have discretionary authority or for which it has received instructions. If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions, under the rules that govern brokers who are record owners of shares that are held in street name for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote them on non-routine matters. Items 1 and 2 are non-routine matters. Item 3 is a routine matter.

A plurality of the votes cast will determine Item 1 (Election of Directors). However, since this is an uncontested election of directors, if any nominee for director in this election receives a greater number of votes “withheld” from such nominee than votes “for”, the nominee for director must tender his or her resignation to our Board of Directors, and within 90 days following the date of the Annual Meeting, the remaining members of our Board of Directors shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. Items 2 and 3 require the affirmative vote of the holders of the majority of the shares represented and voting at the Annual Meeting in person or by proxy on such item.

Voting via the Internet or by Telephone

Stockholders may vote by submitting proxies electronically either via the internet or by telephone or, if they request paper copies of the proxy materials, they may complete and submit a paper version of the proxy card. Please note that there are separate arrangements for voting via the internet and by telephone depending on whether shares are registered in the Company’s stock records directly in a stockholder’s name or whether shares are held in the name of a brokerage firm or bank. Detailed electronic voting instructions can be found on the Notice mailed to each stockholder.

In order to allow individual stockholders to vote their shares and to confirm that their instructions have been properly recorded, the internet and telephone voting procedures have been designed to authenticate each stockholder’s identity. Stockholders voting via the internet should be aware that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies that will be borne solely by the individual stockholder.

Voting in Person

Registered Stockholders

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., Inc., you are considered to be the registered stockholder with respect to those shares. A Notice for registered stockholders was mailed directly to you by our mailing agent, Broadridge Investor Communications, Inc. Registered stockholders have the right to vote in person at the meeting.

Beneficial Stockholders

If your shares are held in a brokerage account or by another nominee, you are considered to be a beneficial stockholder of those shares. A Notice for beneficial stockholders was forwarded to you together with voting instructions. In order to vote in person at the Annual Meeting, beneficial stockholders must obtain a “legal proxy” from the broker, trustee or nominee that holds their shares. Without a legal proxy, beneficial owners will not be allowed to vote in person at the Annual Meeting.

Solicitation of Proxies

The entire cost of this proxy solicitation will be borne by the Company. The Company has retained the services of Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, to solicit proxies, for which services the Company has agreed to pay approximately $8,000 as well as a solicitation charge per stockholder in the event individual holders are solicited. In addition, the Company will also reimburse certain out-of-pocket expenses in connection with such proxy solicitation. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, personally or by telephone, or facsimile.

Deadline for Receipt of Stockholder Proposals for 2019 Annual Meeting

Stockholders are entitled to present proposals for action at future stockholder meetings of the Company if they comply with the requirements of the appropriate proxy rules and regulations promulgated by the SEC.

Proposals of stockholders which are intended to be considered for inclusion in the Company’s proxy statement and form of proxy related to the Company’s 2019 annual meeting of stockholders must be received by the Company at its principal executive offices (Attn: Corporate Secretary—Stockholder Proposals, Trimble Inc. at 935 Stewart Drive, Sunnyvale, California 94085) no later than November 21, 2018. Stockholders interested in submitting such a proposal are advised to retain knowledgeable legal counsel with regard to the detailed requirements of the applicable securities laws. The timely submission of a stockholder proposal to the Company does not guarantee that it will be included in the Company’s applicable proxy statement.

In addition, if the Company is not notified at its principal executive offices of a stockholder proposal at least 45 days prior to the one year anniversary of the mailing of the Notice, which will be February 4, 2019, then such proposal shall be deemed “untimely” and, therefore, the proxy holders for the Company’s 2019 annual meeting of stockholders will have the discretionary authority to vote against any such stockholder proposal if it is properly raised at such annual meeting, even though such stockholder proposal is not discussed in the Company’s proxy statement related to that stockholder meeting.

Stockholders who wish to offer proposals at the Annual Meeting will be required to send notice to the Company with information concerning the proposal, the stockholder giving such notice, and any beneficial owner on whose behalf the proposal is made, as specified in the bylaws, which notice in order to be timely must be received by the Company not earlier than January 1, 2019 and not later than January 31, 2019, except if the annual meeting for 2019 is called for a date earlier than April 1, 2019 or later than May 31, 2019, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2019 is mailed or the date the Company announces the date of the annual meeting for 2019, whichever occurs first. Stockholders who wish to nominate one or more candidates for election as a director will be required to send notice to the Company with the information and undertakings concerning the nominee, the stockholder giving such notice, and any beneficial owner on whose behalf the nomination is made, as specified in the bylaws, which notice in order to be timely must be received by the Company not earlier than January 1, 2019 and not later than January 31, 2019, except if the annual meeting for 2019 is called for a date earlier than April 6, 2019 or later than May 26, 2019, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2019 is mailed or the date the Company announces the date of the annual meeting for 2019, whichever occurs first.

The proxy card provided in conjunction with this proxy statement, to be used in connection with the 2018 Annual Meeting, grants the proxy holder discretionary authority to vote on any matter otherwise properly raised at such Annual Meeting.

Note Regarding Reincorporation

The Company changed its name from Trimble Navigation Limited (the “California Predecessor”) and its state of incorporation from the State of California to the State of Delaware on October 1, 2016. References in this proxy to the Company shall also be deemed to refer to the California Predecessor where appropriate, including for example references to years of service in terms of eligibility under the employee stock purchase plan or for other benefits related to years of service.

EXECUTIVE OVERVIEW

2018 Annual Meeting of Stockholders

DATE AND TIME: May 1, 2018, 5:30 pm local time

PLACE: Sunnyvale Theatre, Sunnyvale Community Center, 550 E. Remington Drive, Sunnyvale, CA 94087

RECORD DATE: March 5, 2018

This overview highlights information contained elsewhere in this Proxy Statement, but does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding the Company’s 2017 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 29, 2017.

Voting Matters

Proposal	Description	Board Recommendation	Page Reference
Proposal 1:	To elect directors to serve for the ensuing year and until their successors are elected	FOR	8
Proposal 2:	To hold an advisory vote on approving the compensation for our Named Executive Officers	FOR	12
Proposal 3:	To ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for the current fiscal year ending December 28, 2018	FOR	13

Business Highlights

2017 Performance

2017 marked a year of significant improvement and strong results for Trimble. Financial highlights for the year included:

•	Revenue increased 12 percent as compared to fiscal 2016 with significantly higher revenue growth in the second half of the year.

•	Revenue grew in all segments, both in the United States and overseas.

•	GAAP operating income of $246 million was up 36 percent as compared to fiscal 2016. GAAP operating income as a percentage of revenue was 9.3 percent of revenue as compared to 7.7 percent of revenue in fiscal 2016.

•	Non-GAAP operating income was $480 million in 2017, up 18 percent as compared to fiscal 2016. Non-GAAP operating income as a percentage of revenue was 18.1 percent as compared to 17.2 percent in 2016. See Appendix A to this Proxy Statement for a reconciliation of GAAP to non-GAAP financial measures.

•	Operating cash flow for fiscal 2017 was $412 million. During fiscal 2017, Trimble repurchased $288 million of its common stock and spent $293 million on acquisitions.

•	During 2017 Trimble’s share price increased by 35 percent and is up 53 percent over the past three years.

2017 was also a year of significant strategic development, with major product announcements, eight announced acquisitions, and significant channel development initiatives. Highlights included:

•	In construction, we released the latest generation of machine control automation, which represents another step towards complete machine autonomy. We also announced advances in several of our building information modeling (BIM) solutions and project management capabilities, which are enabling new and more efficient work processes.

•	In agriculture, we acquired Müller Elektronik, which will be a central element in our variable rate application strategy, and we believe is the next evolutionary step in using the combination of position and agricultural data to provide tangible benefits in the field. We also continued the development of our comprehensive agriculture software solution, as well as the expansion of the Vantage global distribution channel.

•	In transportation, we continued the development of the company’s comprehensive set of mobile and enterprise solutions. Since the acquisition of PeopleNet and TMW Systems in prior years, a key focus has been to expand the solution sets we offer and to provide transportation companies with complete workflow functionality. During the year, we acquired 10-4 Systems, a provider of advanced multimodal shipment visibility solutions, which enhances Trimble’s ability to help the transportation industry to align demand and capacity.

•	In our geospatial business, we continued to innovate and introduce new products to help drive growth. We launched a new series of total stations intended to address developing markets, and we continued to bring innovative inertial technologies to georeferencing applications such as autonomy and mobile mapping.

Long-term performance

Trimble has an excellent record of performance and creating stockholder value over an extended period of time. Trimble’s compound average annual stockholder return has outperformed the S&P 500 Total Return index over each of the last 1, 2, 3, 10, 15 and 20 year periods ending 2017.

	1 year	2 years	3 years	5 years	10 years	15 years	20 years
Trimble	34.9%	37.7%	15.3%	6.3%	10.4%	21.9%	12.8%
S&P 500 (TR)	21.9%	16.8%	11.4%	15.8%	8.5%	9.9%	7.2%

Trimble underperformed only in the 5 year period. In 2014 and 2015, our business was negatively impacted by weakness in our agriculture and geospatial businesses largely due to weakness in the agriculture market and the effects of significant declines in the price of oil. Trimble’s stock price declined during that timeframe, along with many companies with meaningful exposure to those markets. In recent years, Trimble’s share price has rebounded, driven by improved market conditions and management actions to increase growth and improve profitability.

Trimble’s significant outperformance over the 10, 15, and 20 year time horizons illustrates well the long-term outperformance through economic cycles. As shown in the graph below, Trimble has more than tripled the S&P 500 cumulative total return over the twenty-year time horizon.

Corporate Governance Highlights

Our Board of Directors recognizes that Trimble’s success over the long term requires a strong corporate governance framework. Below are highlights of our corporate governance framework:

•	Our directors are elected annually.

•	Board refreshment is an area of focus, as evidenced by the fact that one third of our directors have less than three years of tenure (see the table on page 8, showing the composition of our Board of Directors and tenure of each director).

•	Our Chairman and CEO positions are separate and our Chairman is an independent director.

•	In uncontested elections, our directors must be elected by a majority of the votes cast, and an incumbent director who fails to receive a majority is required to tender his or her resignation.

•	We have no supermajority voting requirements in our Certificate of Incorporation or Bylaws.

•	A succession planning process is in place and we actively plan for executive succession on an ongoing basis.

•	We have double trigger change in control arrangements for new equity issuances, with no excise tax gross up.

•	We actively engage our stockholders for feedback.

Responsible Corporate Citizenship (RCC)

Since 1978, our industry-specific solutions have helped customers increase productivity while enhancing safety, maintaining compliance and reducing environmental impact. Trimble is a company driven by purpose. Our mission, Transforming the Way the World Works, drives our business to benefit all stakeholders, including employees, stockholders, customers, and the communities we serve.

Trimble has a rich history of philanthropy and environmental and social stewardship, and in 2017 codified these activities with the launch of our responsible corporate citizenship program. The program also includes policies and initiatives to ensure ethical behavior, supply chain compliance, environmental monitoring, and safe working conditions and inclusive work environments for our employees. More information about Trimble’s program is included in our Responsible Corporate Citizenship report available in the “Investor Relations” section of our website at www.trimble.com.

Executive Compensation Highlights

Our executive compensation philosophy is based on our continuing effort of fostering and supporting a pay-for-performance culture. We have designed our executive compensation programs to closely align with the interest of our stockholders. As discussed in detail under “Compensation Discussion and Analysis,” our executive compensation program provides short-term cash and long-term equity components, with a significant bias toward long-term equity awards tied closely to stockholder returns and long-term objectives.

Key Policies and Practices

The following summarizes some of our key executive compensation and related policies and practices:

What we do	What we don’t do

•  Use a pay-for-performance philosophy

•  Maintain an independent compensation committee

•  Retain an independent compensation advisor

•  Review executive compensation and conduct an overall compensation risk assessment annually

•  Place compensation “at risk,” with a majority of executive compensation in the form of performance-based incentives – greater than 70% for our CEO in 2017

•  Maintain a stock ownership policy that requires our CEO and executive officers to hold a minimum ownership level of our common stock

•  Implemented a “clawback” policy in 2017

•  Hold an annual stockholder advisory vote on executive compensation

•  No pension arrangements or retirement plans, although in February 2017 we introduced the Trimble Age & Service Equity Vesting Program

•  No significant perquisites or other personal benefits for our executive officers

•  No tax reimbursements or “gross up” payments, other than related to standard relocation benefits

•  No special health or welfare benefits for executives

•  No hedging or pledging of our equity securities

•  No stock option re-pricing

Stockholder Engagement

At our 2017 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say on Pay” vote). Our stockholders approved the Say on Pay proposal with 79.8% of the votes cast in favor of the proposal.

During 2017, our management team engaged with many of our largest stockholders to better understand their views regarding our approach to executive compensation. Our stockholders were generally supportive of our approach to pay, including the adoption of features in our compensation programs intended to align Trimble with best practices in incentive plan design and compensation governance.

Based in part on input from stockholders, the Compensation Committee determined in 2017 (1) to approve a clawback policy that is applicable to both cash and equity compensation; (2) to approve an extension of stock ownership guidelines to our CFO, our Named Executive Officers and other key executives; and (3) to eliminate quarterly performance periods for bonuses for 2017. In 2018, we adopted a policy prohibiting the pledging of our equity securities as collateral for loans, which complements the existing ban on hedging our securities that was already in place.

The Compensation Committee values the opinions of our stockholders and will continue to consider the outcome of future Say on Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

ITEM 1

ELECTION OF DIRECTORS

Nominees

A board of eight directors is to be elected at the Annual Meeting. The Board of Directors has authorized the nomination at the Annual Meeting of the persons named below as candidates. All nominees currently serve on the Board of Directors. Each of the directors, except for Mr. Berglund, are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Stock Market (“NASDAQ”) Marketplace Rules.

Each of the director nominees listed below was elected to be a director at the Company’s 2017 annual meeting of stockholders, except for Mr. Wibergh, who was appointed by the Board of Directors on February 1, 2018, when the number of Company directors was expanded from eight to nine in accordance with the Company’s bylaws. Mr. Vande Steeg will not seek election and will be retiring from the Board effective as of the date of the Annual Meeting, May 1, 2018. The Company intends to adopt an amendment to the Company’s bylaws reducing the number of Company directors from nine to eight, which will become effective concurrent with Mr. Vande Steeg’s retirement.

The names of the nominees and certain information about them, as of the Record Date, are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Steven W. Berglund	66	President and Chief Executive Officer of the Company	1999
Kaigham (Ken) Gabriel (2)	62	President and Chief Executive Officer of The Charles Stark Draper Laboratory	2015
Merit E. Janow (1)	59	Dean of the Faculty, School of International and Public Affairs, Columbia University	2008
Ulf J. Johansson (2) (3)	72	Business Consultant	1999
Meaghan Lloyd (3)	43	Partner and Chief of Staff of Gehry Partners, LLP	2016
Ronald S. Nersesian (1) (3)	58	President and Chief Executive Officer, Keysight Technologies	2011
Mark S. Peek (2)	60	Managing Director and Co-Head, Workday Ventures	2010
Johan Wibergh	54	Group Technology Officer and Chief Information Officer, Vodafone	2018

Retiring Director
Nickolas W. Vande Steeg (1) *	75	Venture Capital Investor and Business Consultant	2003
(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee
*	Mr. Vande Steeg is not being nominated for election as a director at the Annual Meeting, and will be retiring from the Board of Directors effective May 1, 2018.

Steven W. Berglund has served as president and chief executive officer and a director of Trimble since March 1999. Prior to joining Trimble, Mr. Berglund was president at Spectra Precision, a group within Spectra Physics AB. Mr. Berglund’s business experience includes a variety of senior leadership positions with Spectra Physics and manufacturing and planning roles at Varian Associates. He began his career as a process engineer at Eastman Kodak. He attended the University of Oslo and the University of Minnesota where he received a B.S. in chemical engineering. Mr. Berglund received his M.B.A. from the University of Rochester. He is a member of the board of directors of the Silicon Valley Leadership Group and is also a member of the board, as well as the construction sector board, of the Association of Equipment Manufacturers. In December 2013, Mr. Berglund was appointed to the board of directors and compensation committee of Belden Inc., a global provider of end-to-end signal transmission solutions.

Mr. Berglund is qualified to serve as director of the Company because of his intimate knowledge and understanding of the Company’s business and operations, resulting from his service as director, president and chief executive officer of the Company since 1999. In addition, Mr. Berglund brings to the Board of Directors extensive industry experience.

Kaigham (Ken) Gabriel was appointed to the Board of Directors in 2015. Dr. Gabriel is the president and chief executive officer of The Charles Stark Draper Laboratory, an independent not-for-profit research institution that develops innovative technology solutions in the fields of national security, space, biomedical systems and energy. He has held that position since October 2014. Prior to that, Dr. Gabriel served as deputy director of the Advanced Technology and Projects (ATAP) group at Google from 2012 to 2014 and as corporate vice president at Google/Motorola Mobility. From 2009 to 2012, he was the deputy director, and then acting director, of the Defense Advanced Research Projects Agency (DARPA) in the Department of Defense. Between 2002 and 2009, Dr. Gabriel was the Co-Founder, Chairman and Chief Technology Officer of Akustica, a fabless semiconductor company that commercialized Micro Electro Mechanical Systems audio devices and sensors. Dr. Gabriel holds SM and ScD degrees in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Dr. Gabriel is qualified to serve as director of the Company because of his strong background and experience in management in technology companies, including in his current position as president and chief executive officer of Draper Laboratory. Dr. Gabriel also brings deep technological expertise and knowledge of the industry to the Company.

Merit E. Janow was appointed to the Board of Directors in 2008. Professor Janow has been a professor at Columbia University’s School of International and Public Affairs (SIPA) since 1994. She has had a number of leadership positions at the University and became Dean of the Faculty at SIPA in July 2013. Previously, she directed the program in international finance and economic policy. Professor Janow regularly teaches advanced courses in international trade, World Trade Organization (WTO) law, and comparative antitrust at Columbia Law School, and international economic policy and China in the Global Economy at SIPA. She has published numerous articles and several books on international trade and economic matters. Professor Janow has had several periods of public service: she served as one of seven members of the WTO’s Appellate Body from 2003-2007, she served as the Executive Director of an international antitrust advisory committee to the attorney general from 1997-2000, and Deputy Assistant U.S. Trade Representative for Japan and China from 1990-1993. Professor Janow served on the board of directors of the Nasdaq Stock Markets LLC of the Nasdaq OMX Group from 2005 - 2016. Since 2001, Professor Janow has served on the board of directors of a cluster of the American Funds family comprising the Capital Income Builder (CIB) Fund, the World Growth and Income (WGI) Fund and the New Economy Fund (NEF). In 2007, she joined the board of another fund cluster of the American Funds family, the American Funds Insurance Series (AFIS), the American Fund Target Date Retirement Fund (AFTD) and the Fixed Income (FI) Fund. In June 2014, she joined the board of Mastercard. Professor Janow holds a B.A. in Asian Studies from the University of Michigan and a J.D. from Columbia Law School where she was a Stone Scholar.

Professor Janow is qualified to serve as director of the Company based on her extensive knowledge and experience in international trade and economics, which provide valuable insight to the Company given the global nature of its business. Professor Janow also brings to the Board of Directors significant investment management expertise through her experience serving on the boards of several mutual funds.

Ulf J. Johansson was appointed chairman of the board in 2007, and has served as a director of the Company since December 1999. Dr. Johansson is a Swedish national with a distinguished career in communications technology. Dr. Johansson currently serves as chairman of Acando AB, a management and IT consultancy company, and also on the boards of directors of several privately held companies. From 2005 until 2017, he served on the board of directors of Telefonaktiebolaget LM Ericsson (“Ericsson”), a telecommunications company. From 2012 until 2016, he was a member of the Governing Board of the European Institute of Innovation and Technology, an EU entity funding advanced technology development in Europe. From 1990 to 2005, Dr. Johansson served as chairman of Europolitan Vodafone AB, a GSM mobile telephone operator in Sweden. From 1998 to 2005, Dr. Johansson served on the board of directors of Novo Nordisk A/S, a Danish pharmaceutical/life science company, and from 2005 until 2013, he served as chairman of its majority owners, the Novo Nordisk Foundation and Novo A/S. During 1998 to 2003 Dr. Johansson served as chairman of the University Board of Royal Institute of Technology in Stockholm. He formerly also served as president and chief executive officer of Spectra-Physics AB, and executive vice president at Ericsson Radio Systems AB. Dr. Johansson received a Master of Science in Electrical Engineering, and a Doctor of Technology (Communication Theory) from the Royal Institute of Technology in Sweden.

Dr. Johansson is qualified to serve as director of the Company because of his significant industry knowledge and experience resulting from his service on the boards of several telecommunications companies. In addition, Dr. Johansson has considerable knowledge of the Company’s business and operations, having served as a member of the Board of Directors since 1999.

Meaghan Lloyd was appointed to the Board of Directors in 2016. Ms. Lloyd is the chief of staff and a partner at Gehry Partners, LLP, a full service architectural firm with extensive international experience in the design and construction of academic, museum, theater, performance, and commercial projects. Founded in 1962 in Los Angeles, California, Gehry Partners’ mission is to raise architecture to the level of art, while creating buildings that meet the project’s functional and budgetary needs. She has held this position since 2009. Prior to this, she was a designer working with Frank Gehry in the firm. In addition to her duties at Gehry Partners, she served as chief executive officer of Gehry Technologies, Inc., a cloud-based software and service company for the architectural, engineering and construction sectors, from 2013 to 2014. Ms. Lloyd received her Bachelor of Science in Architectural Studies from the University of Illinois, Champaign-Urbana and her Masters of Architecture from Yale University. She is a board member of Turnaround Arts California.

Ms. Lloyd is qualified to serve as a director of the Company because she brings a valuable combination of operational and project management expertise, and because of her significant industry knowledge and experience in the areas of architecture, construction and design from her work with Gehry Partners, LLP.

Ronald S. Nersesian was appointed to the Board of Directors in 2011. Mr. Nersesian has been president and chief executive officer of Keysight Technologies, an electronic measurement company, since 2013, when Agilent Technologies announced the separation of its electronic measurement business and launched Keysight Technologies. From November 2012 to September 2013, he served as president and chief operating officer of Agilent Technologies. From November 2011 to November 2012, he served as Agilent Technologies’ executive vice president and chief operating officer. From March 2009 to November 2011, Mr. Nersesian served as president of Agilent’s Electronic Measurement group (EMG), and from February 2005 to March 2009, he served as the vice president and general manager of the Wireless Business Unit of EMG. Mr. Nersesian joined Agilent in 2002 as vice president and general manager of the company’s Design Validation Division. Mr. Nersesian began his career in 1982 with Computer Sciences Corporation as a systems engineer for satellite communications systems. In 1984, he joined Hewlett-Packard, and served in a range of management roles during his tenure. In 1996, Mr. Nersesian joined LeCroy Corporation as vice president of worldwide marketing and subsequently assumed other senior management roles, including senior vice president and general manager of the company’s digital storage oscilloscope business. Mr. Nersesian is a member of Georgia Tech’s Advisory Board. Mr. Nersesian holds a bachelor’s degree in electrical engineering from Lehigh University and an MBA from New York University, Stern School of Business.

Mr. Nersesian is qualified to serve as director of the Company because of his strong business operational experience with technology companies and management expertise developed over three decades. This breadth of experience includes his current position as president and chief executive officer of Keysight Technologies. Mr. Nersesian has extensive experience in managing and growing international technology enterprises, which is directly relevant and valuable to the Company.

Mark S. Peek was appointed to the Board of Directors in 2010. Mr. Peek is a managing director and co-head of Workday Ventures, the strategic investment arm of Workday, Inc., a leading provider of enterprise cloud applications for finance and human resources. He has held this position since February 2018. From June 2015 to February 2018, Mr. Peek was co-president of Workday. He joined Workday in June 2012 as chief financial officer and served in that capacity until April 2016. From December 2011 to June 2012, Mr. Peek also served on the board of directors of Workday. Prior to joining Workday, Mr. Peek was president, business operations and chief financial officer of VMware, Inc., a provider of business infrastructure virtualization solutions. From April 2007 to January 2011, Mr. Peek served as chief financial officer of VMware, Inc. From 2000 to 2007, Mr. Peek was senior vice president and chief accounting officer at Amazon.com. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte, the last ten years as a partner. Mr. Peek received a B.S. in accounting and international finance from Minnesota State University.

Mr. Peek is qualified to serve as director of the Company because of his strong background and years of experience in accounting and financial management, as well as his industry knowledge regarding “software as a service” (SaaS) and cloud computing. Mr. Peek brings key financial expertise gained through his service as chief financial officer at Workday, Inc., as chief financial officer at VMware, as chief accounting officer at Amazon.com, and his 19 years of experience at Deloitte. Mr. Peek brings valuable technology industry knowledge from his role as managing director and co-head of Workday Ventures and his prior service as co-president of Workday.

Johan Wibergh was appointed to the Board of Directors in February 2018. Mr. Wibergh is Group Technology Officer and Chief Information Officer of Vodafone, a global telecommunications provider. He has held that position since May 2015. He also serves as Chairman of the Next Generation Mobile Network, an alliance including many of the world’s leading telecommunications operators and other contributing technology companies. Before joining Vodafone, Mr. Wibergh held various management positions at Ericsson since 1997, including, from 2008, Executive Vice President and Head of Business Unit Networks. Prior to that, he held various management positions in other businesses in the information technology (IT) industry. Mr. Wibergh holds a Master in Computer Science from Linköping University in Sweden, and has attended various executive management programs during his career.

Mr. Wibergh is qualified to serve as director of the Company because he brings valuable expertise in technologies relevant to the Company, including network and wireless connectivity, cybersecurity and cloud computing. Mr. Wibergh also has a strong background in managing technology businesses and international operations, including as a result of his current position as Group Technology Officer and Chief Information Officer of Vodafone.

Nickolas W. Vande Steeg was appointed vice chairman in 2007, and has served as a director of the Company since 2003. Mr. Vande Steeg served as president and chief operating officer of Parker Hannifin Corporation until March 2007, where he began his career in 1971. Mr. Vande Steeg currently is on the board of University College of Azusa Pacific University and serves on the board of directors of Wabtec Corporation, a supplier of products and services to the rail transportation industry. In 2013 Mr. Vande Steeg joined the board of directors of Gardner Denver, Inc. and in 2015 Mr. Vande Steeg joined the board of directors of Pacific Design Technologies, a private company, of which he is also an equity holder. Mr. Vande Steeg began his career at Deere & Company serving as an industrial engineer and industrial relations manager from 1965 to 1970. Mr. Vande Steeg received his B.S. in Industrial Technology from California State University, Long Beach in 1968 and an M.B.A. from Pepperdine University in Malibu, California in 1985.

Vote Required

Directors are currently elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. Accordingly, the nominees receiving the highest number of “for” votes at the Annual Meeting will be elected as directors. This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. Pursuant to our majority voting policy, if any nominee for director in this election receives a greater number of votes “withheld” from such nominee than votes “for”, the nominee for director must tender his or her resignation to our Board of Directors within five days following the certification of the election results. Within 90 days following the date of the Annual Meeting, the remaining members of our Board of Directors shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. We will then publicly disclose the determination of the Board of Directors. Abstentions and broker non-votes will be counted only for purposes of determining whether a quorum is present, but they will not be taken into account in determining the outcome of the election of directors.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the nominees named above. If you return your proxy card or otherwise vote but do not make specific voting choices, your shares will be voted “for” the election of all of the director nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Recommendation of the Board of Directors:

The Board of Directors recommends that stockholders vote FOR the election of the above-named nominees to the Board of Directors.

ITEM 2

ADVISORY VOTE ON APPROVING THE COMPENSATION FOR

OUR NAMED EXECUTIVE OFFICERS

This proposal, commonly known as a “Say on Pay” proposal, provides our stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement. This proposal gives the Company’s stockholders the opportunity to approve, reject, or abstain from voting, with respect to our executive compensation programs and policies and the compensation paid to the Named Executive Officers.

The Say on Pay vote is a non-binding advisory vote on the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure. The Say on Pay vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management.

The Say on Pay vote allows our stockholders to express their opinions regarding the decisions of the Compensation Committee with respect to the 2017 compensation of the Named Executive Officers. Because the Say on Pay vote is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer, nor modify any terms of our existing compensation plans or awards. In addition, the Say on Pay vote will not be binding on, or overrule, any decisions by the Board of Directors. In addition, it will not create or imply any additional fiduciary duty on the part of the Board of Directors.

The Company is providing its stockholders with the opportunity to cast an advisory Say on Pay vote every year, until the next advisory vote on the frequency of such votes.

At the Company’s 2017 Annual Meeting of Stockholders, 79.8% of the votes cast were in favor of the Say on Pay vote and our executive compensation program. In reviewing our executive compensation policies and practices since the vote, our Board of Directors and Compensation Committee have been mindful of the level of support that our stockholders expressed for our approach to executive compensation. Following their annual review of our executive compensation philosophy, the Board of Directors and Compensation Committee decided to retain our general approach to executive compensation.

Your advisory vote will serve as an additional tool to help guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders. The Compensation Committee and the Board of Directors take into account the outcome of the vote as a part of their considerations in determining future compensation arrangements for our Named Executive Officers.

The Company and the Board of Directors believe that our compensation policies and practices for our Named Executive Officers are aligned with the long term interests of our stockholders because our policies emphasize pay for performance, and our mix of short- and long-term incentives provide a balance between the Company’s short-term goals and long-term performance. As such, the Board of Directors recommends a vote “For” the advisory approval of our compensation policies and practices as disclosed in this proxy statement.

Vote Required

Advisory approval of the compensation of our Named Executive Officers requires the affirmative vote of the holders of the majority of the shares represented and voting at the Annual Meeting in person or by proxy on this proposal.

Recommendation of the Board of Directors:

The Company’s Board of Directors recommends a vote FOR the approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement.

ITEM 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors intends to appoint Ernst & Young LLP (“EY”) as the Company’s independent auditors, to audit the financial statements of the Company for the current fiscal year ending December 28, 2018. EY has been the Company’s independent auditor since 1986. The Company anticipates that a representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

Principal Accounting Fees and Services

Audit Fees and Non-Audit Fees

The following table presents fees billed by EY for professional audit services rendered for the audit of the Company’s annual financial statements for the years ended December 29, 2017 and December 30, 2016, and fees billed by EY for other services rendered during those periods (in thousands).

Category	Fiscal Year Ended December 29, 2017	Fiscal Year Ended December 30, 2016
Audit Fees	$6,256	$5,401
Audit-Related Fees (1)	$25	$25
Tax Fees (2)
Tax Compliance	$422	$399
Tax Planning & Tax Advice	673	537

Total Tax Fees	$1,095	$936

All Other Fees (3)	$2	$2

(1)	Represents compliance program assessment, accounting consultation and advisory services performed by the Company’s auditors.
(2)	Represents various tax compliance and filing services with respect to U.S. and international tax matters, as well as tax planning advice related to acquisitions, integration activities and general matters.
(3)	Represents conflict minerals advisory services and subscription to EY’s accounting research tool.

Audit Committee Pre-Approval of Policies and Procedures

The Audit Committee is responsible for appointing, approving the plan for audit and related services and fees, and overseeing the work of the independent auditor. The Audit Committee has established a pre-approval procedure for all audit and permissible non-audit services to be performed by EY. The pre-approval policy requires that requests for services by the independent auditor be submitted to the Company’s chief financial officer (“CFO”) for review and approval. Any requests that are approved by the CFO are then aggregated and submitted to the Audit Committee for approval of services at a meeting of the Audit Committee. Requests may be made with respect to either specific services or a type of service for predictable or recurring services. All permissible non-audit services performed by EY were approved by the Audit Committee.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining EY’s independence.

Vote Required

Ratification of the appointment of EY as the Company’s independent auditor for the current fiscal year will require the affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting either in person or by proxy on this proposal. In the event that such ratification by the stockholders is not obtained, the Audit Committee and the Board of Directors will reconsider such selection.

Recommendation of the Board of Directors:

The Company’s Board of Directors recommends a vote FOR the ratification of the appointment of EY as the independent auditors for the Company for the current fiscal year ending December 28, 2018.

BOARD MEETINGS AND COMMITTEES; DIRECTOR INDEPENDENCE

The Board of Directors held 7 meetings during the 2017 fiscal year. No director attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and the meetings of the committees, if any, upon which such director also served during the 2017 fiscal year, other than Mr. Wibergh who joined the Board of Directors in 2018. It is the Company’s policy to encourage directors to attend the Annual Meeting. All of the current members of the Board of Directors who were existing directors at the time of the 2017 annual meeting attended the annual meeting.

As a result of its annual review and based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board of Directors has determined that each of the directors, except for Mr. Berglund, are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In making this determination, the Board considered the current and prior relationships of each non-employee director, or any of his or her family members, has with the Company, our senior management and our independent auditors, and all other facts and circumstances deemed relevant in determining their independence.

Stockholder Communications with Directors

The Board of Directors has established a process to receive communications from stockholders. Stockholders of the Company may communicate with one or more of the Company’s directors (including any board committee or group of directors) by mail in care of Board of Directors, Trimble Inc., 935 Stewart Drive, Sunnyvale, California 94085. Such communications should specify the intended recipient or recipients. The Corporate Secretary periodically will forward such communications or provide a summary to the Board of Directors or the relevant members of the Board.

Board Leadership Structure; Oversight and Risk Management

The Company currently separates the positions of chief executive officer and chairman of the Board of Directors. Our chairman of the Board of Directors is responsible for setting the agenda for each meeting of the Board, in consultation with the chief executive officer, and presiding at executive sessions. The chairman of the Board of Directors is also responsible for recommending committee assignments to the Nominating and Corporate Governance Committee. Our chief executive officer is responsible for the day-to-day operations of the Company. Separating the positions of chief executive officer and chairman of the Board of Directors allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the Board of Directors to lead the Board of Directors in its fundamental role of providing independent advice to, and oversight of, management. The Board of Directors believes that having an independent director serve as chairman is the appropriate leadership structure for the Company at this time.

The Board of Directors has overall responsibility for the oversight of risk management for the Company, and it exercises this oversight through committees and regular engagement with the Company’s senior management. The Board of Directors also directly oversees cybersecurity risk at the Company, including by receiving regular updates on cybersecurity risk management and through escalation processes providing for timely notice with respect to any material developments. The Audit Committee has oversight of the Company’s financial matters, internal controls, financial reporting and internal investigations relating to financial misconduct. The Compensation Committee has oversight of our compensation policies and practices, and our Nominating and Corporate Governance Committee is responsible for the independence and qualification of the board members and the Company’s corporate governance principles. The committees report their activities back to the Board of Directors. In addition, members of the Company’s senior management attend meetings of the Board of Directors to discuss strategic planning and risks and opportunities for the Company’s business areas, in addition to answering any questions that the Board of Directors may raise.

Audit Committee

The Board of Directors has a separately-designated, standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is governed by a charter, a current copy of which is available on our corporate website at http://investor.trimble.com/corporate-governance.cfm.

The current members of the Audit Committee are directors Gabriel, Johansson and Peek, and director Peek currently serves as the committee chairman. The Audit Committee held 9 meetings during the 2017 fiscal year. The purpose of the Audit Committee is to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide such additional information as the committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board of Directors’ attention.

All Audit Committee members are independent directors as defined by applicable NASDAQ Marketplace Rules and listing standards.

All members of the Audit Committee are financially sophisticated and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Board of Directors has determined that director Peek is a “financial expert” as that term is defined in the rules promulgated by the SEC. Mr. Peek has an extensive accounting and financial management background, which includes holding positions as chief financial officer and chief accounting officer with several leading publicly-traded technology companies, and almost two decades of experience with Deloitte.

Compensation Committee

The Board of Directors has a standing Compensation Committee, comprised of directors Janow, Nersesian and Vande Steeg. Director Vande Steeg currently serves as the committee chairman. All Compensation Committee members are independent as defined by applicable NASDAQ Marketplace Rules and listing standards. The Compensation Committee is governed by a charter, a current copy of which is available on our corporate website at http://investor.trimble.com/corporate-governance.cfm. The Compensation Committee held 5 meetings during the 2017 fiscal year. The purpose of the Compensation Committee is to make decisions with respect to all forms of compensation to be paid or provided to the Company’s executive officers, in consultation with the full Board of Directors where appropriate. See “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.

Risk Assessment

In setting compensation, our Compensation Committee considers the risks to our stockholders, and the Company as a whole, arising out of our compensation programs. The Company’s management team has assessed the risk profile of our compensation programs. Their review considered risk-determining characteristics of the overall structure and individual components of our Company-wide compensation program, including our base salaries, cash incentive plans and equity plans. The management team provided its findings to the Board of Directors for review and consideration. Following this ongoing assessment, the Board of Directors concurred with management’s conclusions that the Company’s compensation policies were not reasonably likely to have a material adverse effect on the Company. For example:

Balance of Compensation: Across the Company, individual elements of our compensation program include base salaries, incentive compensation, and for certain of our employees, equity-based awards. By providing a mix of different elements of compensation that reward both short-term and long-term performance and that focus on varying performance metrics, the Company’s compensation programs as a whole provide a balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.

Objective Company Results and Pre-established Performance Measures Dictate Annual Incentives: Under the Company’s cash incentive plans, payments are subject to the satisfaction of specific annual performance targets established by our Board of Directors. These performance targets are directly and specifically tied to revenue and operating income performance for the Company and/or divisions for the applicable fiscal year. Payments are made based on actual achievement of Company performance goals, and not estimated performance.

Use of Long-Term Incentive Compensation: Equity-based long-term incentive compensation that vests over a period of years is a key component of total compensation of our executive employees. This vesting period encourages our executives to focus on sustaining the Company’s long-term performance. These grants are also made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long-term. In addition, since 2015, a significant portion of equity awards granted to our executives includes performance-based vesting. These awards, for which vesting is based upon either our total stockholder return relative to the component stocks of the S&P 500 Index, or upon the achievement of specific financial objectives by the Company, further align the compensation of our executives with the long-term interests of our stockholders.

Internal Processes Further Limit Risk: The Company has in place additional processes to limit risk to the Company from our compensation programs. Specifically, payroll programs and financial results upon which incentive compensation payments are based are subject to regular review and audit, and our human resources executives meet periodically with our internal audit personnel to review various controls in place with respect to our compensation programs, including for our executives. In addition, the Company engages an external compensation consulting firm for design and review of our compensation programs, as well as external legal counsel to assist with the periodic review of our compensation plans to ensure compliance with applicable laws and regulations.

Nominating and Corporate Governance Committee

The Board of Directors has a standing Nominating and Corporate Governance Committee (“Nominating and Governance Committee”), comprised of directors Johansson, Lloyd and Nersesian. Director Johansson serves as committee chairman. The Nominating and Governance Committee is governed by a charter that is posted on the Company’s website at http://investor.trimble.com/corporate-governance.cfm. The purpose of the Nominating and Governance Committee is to recommend to the Board of Directors individuals qualified to serve as directors of the Company, and on committees, and to advise the Board of Directors with respect to composition, procedures and committees. Additionally, the Nominating and Governance Committee develops and recommends to the Board of Directors corporate governance principles applicable to the Company, and oversees the implementation of these principals. The Nominating and Governance Committee met 2 times during the 2017 fiscal year.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. To have a candidate be considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and the recommendation must include the following information and otherwise comply with Section 6 of Article II of our Bylaws:

•	The name of the stockholder and evidence of the stockholder’s ownership of Company shares, including the number of shares owned and the length of time of ownership, and information regarding all shares of stock of the Company owned by such stockholder’s affiliates or associates;

•	The stockholder’s representation that he or she intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;

•	The name, age, business address and residence address of the candidate;

•	The principal occupation or employment of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and information regarding all shares of stock of the Company, which are owned by the candidate or his or her affiliates or associates;

•	The candidate’s written representation and agreement that, if elected as a director of the Company, such person has not given any commitment or assurance to any person or entity as to how such person would act or vote on any issue or question and will not enter into any undisclosed agreement with any person or entity other than the Company with respect to any director or indirect compensation in connection with service or action as a director of the Company;

•	The candidate’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board of Directors; and

•	An undertaking by both the nominating stockholder and the candidate to furnish promptly such other information as the Company may reasonably request.

The stockholder recommendation and information described above must be sent to the Committee Chairman in care of the Corporate Secretary at Trimble Inc., 935 Stewart Drive, Sunnyvale, California 94085 and must be received by the Corporate Secretary not earlier than January 1, 2019 and not later than January 31, 2019, except if the annual meeting for 2019 is called for a date earlier than April 6, 2019 or later than May 26, 2019, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2019 is mailed or the date the Company announces the date of the annual meeting for 2019, whichever occurs first.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate possession of such knowledge, experience, skills, expertise, international background, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest, and diversity, so as to enhance the Board of Directors’ ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NASDAQ listing requirement.

The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board of Directors. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates and pay any corresponding fees for such services. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the candidate to assess whether the candidate should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Governance Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee directors (“Outside Directors”) receive compensation according to the terms of the Board of Directors Compensation Policy (“Board Compensation Policy”). The description of the Board Compensation Policy below is qualified in its entirety by the text of the Board Compensation Policy, which was filed as exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 11, 2015.

The current Board Compensation Policy was adopted on May 7, 2015. Under the current Board Compensation Policy, each Outside Director receives:

•	an annual cash retainer of $60,000, payable on a quarterly basis, for the period starting July 1 and ending June 30 of each year; and

•	upon election or re-election at the annual meeting of stockholders, a restricted stock unit award (“RSU”) for that number of shares of the Company’s common stock determined by dividing the target dollar amount of $277,000 by the fair market value of a share of common stock on the date of grant.

In addition, our Outside Directors are reimbursed for local travel expenses or paid a fixed travel allowance based on the distance to the meeting, and reimbursed for other necessary business expenses incurred in the performance of their services as directors of the Company. Our Outside Directors are also eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan.

The RSU grants vest in full after one year. If an Outside Director is appointed or elected to the Board of Directors at a time other than the annual meeting, the initial RSU grant will be pro-rated to account for the number of months that have already elapsed since the last annual meeting. If an Outside Director resigns or voluntarily terminates service as a member of the Board, any unvested RSU grant shall vest at such time on a pro rata basis based upon the number of months of service since the last annual meeting of stockholders divided by twelve. The target dollar amount for determining the number of RSU shares may be revised based upon appropriate compensation benchmarks presented to and approved by the Compensation Committee and the Board of Directors.

In 2017, The Compensation Committee performed a review of the Board Compensation Policy with benchmarking against peer group companies and determined, with concurrence from the Board of Directors, not to amend the policy.

Non-Employee Director Compensation Table

Except as noted below, the table below shows the compensation earned by each of the Outside Directors in the fiscal year ending December 29, 2017. Mr. Wibergh was appointed after the end of fiscal 2017 and so is not included in the table.

Director Compensation for the 2017 Fiscal Year (1)
Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Total
Börje Ekholm (4)	$30,000	$—	$30,000
Kaigham (Ken) Gabriel	$60,000	$277,003	$337,003
Merit E. Janow	$60,000	$277,003	$337,003
Ulf J. Johansson	$60,000	$277,003	$337,003
Meaghan Lloyd	$60,000	$277,003	$337,003
Ronald S. Nersesian	$60,000	$277,003	$337,003
Mark S. Peek	$60,000	$277,003	$337,003
Nickolas W. Vande Steeg	$60,000	$277,003	$337,003

(1)  Mr. Berglund, the Company’s president and chief executive officer, receives no additional compensation for his service on the Board of Directors. Mr. Berglund’s compensation for service as president and chief executive officer is reported in the Summary Compensation Table and described in the Compensation Discussion and Analysis.

(2)  For each Outside Director, the fees shown in this column represent a cash retainer, paid quarterly.

(3)  Each Outside Director in the table was granted 7,686 RSUs of the Company’s common stock in connection with such director’s re-election or initial election at the 2017 annual meeting of stockholders (which excluded Mr. Ekholm), in accordance with the current Board Compensation Policy. The amounts in these columns represent the grant date fair value of the restricted stock unit awards, calculated pursuant to FASB ASC Topic 718. The grant date fair value for the time-based RSUs is estimated using the closing price of our common stock on the date of grant.

(4)  Mr. Ekholm retired as a director of the Company on May 2, 2017.

The following table shows the number of shares of the Company’s common stock subject to outstanding and unexercised option awards and the number of shares subject to outstanding RSUs held by each of the Outside Directors as of December 29, 2017. Mr. Wibergh was appointed after the end of fiscal 2017 and so is not included in the table.

Director	Number of Shares Subject to Outstanding Options as of 12/29/2017	Number of Shares Subject to Outstanding RSUs as of 12/29/2017
Börje Ekholm (1)	—	—
Kaigham (Ken) Gabriel	—	7,686
Merit E. Janow	80,000	7,686
Ulf J. Johansson	160,000	7,686
Meaghan Lloyd	—	7,686
Ronald S. Nersesian	25,000	7,686
Mark S. Peek	89,481	7,686
Nickolas W. Vande Steeg	80,000	7,686

(1) Mr. Ekholm completed his service as a director as of the date of the 2017 stockholder meeting on May 2, 2017.

Non-Employee Director Stock Ownership Guidelines

In February 2013, we adopted a policy that requires each Outside Director to own a minimum number of shares of the Company’s common stock equal to a value of $200,000 to help align the personal interests of the directors with the interests of stockholders. The shares counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares. New directors have five years from appointment to meet the minimum stock ownership level. All of the Outside Directors to whom the minimum ownership levels apply have met the requirement.

EXECUTIVE COMPENSATION

The executive compensation section of the proxy statement contains information about the Company’s compensation policies and practices, and the application of those policies and practices with respect to our Named Executive Officers. Under the SEC rules, the Company’s “Named Executive Officers” are the Company’s chief executive officer, chief financial officer, and the three other executive officers who received the highest amounts of compensation during the 2017 fiscal year. The following is a brief description of each part of our Executive Compensation section:

Compensation Discussion and Analysis. This section describes the elements of the Company’s compensation policies and the application of those policies to our Named Executive Officers.

Compensation Committee Report. This section contains a report of the Compensation Committee of our Board of Directors regarding the Compensation Discussion and Analysis section of the proxy statement.

Executive Compensation Tables. This section describes the amounts or values and types of compensation earned by our Named Executive Officers.

Post-Employment Compensation. This section describes certain benefits and payments that our Named Executive Officers would be eligible for in the event of a change in control event, upon death, or, in the case of our Non-Qualified Deferred Compensation Plan, payments that a Named Executive Officer may receive following termination of employment.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers. During 2017, these individuals were:

•	Steven W. Berglund, our President and Chief Executive Officer (our “CEO”)

•	Robert Painter, our Senior Vice President and Chief Financial Officer (our “CFO”)

•	James A. Kirkland, our Senior Vice President, General Counsel

•	Darryl R. Matthews, our Senior Vice President

•	Sachin Sankpal, our Senior Vice President

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2017. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board of Director (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including our Named Executive Officers, for 2017, including the key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

Business Highlights

2017 Performance

2017 marked a year of significant improvement and strong results for Trimble. Financial highlights for the year included:

•	Revenue increased 12 percent as compared to fiscal 2016 with significantly higher revenue growth in the second half of the year.

•	Revenue grew in all segments, both in the United States and overseas.

•	GAAP operating income of $246 million was up 36 percent as compared to fiscal 2016. GAAP operating income as a percentage of revenue was 9.3 percent of revenue as compared to 7.7 percent of revenue in fiscal 2016.

•	Non-GAAP operating income was $480 million in 2017, up 18 percent as compared to fiscal 2016. Non-GAAP operating income as a percentage of revenue was 18.1 percent as compared to 17.2 percent in 2016. See Appendix A to this Proxy Statement for a reconciliation of GAAP to non-GAAP financial measures.

•	Operating cash flow for fiscal 2017 was $412 million. During fiscal 2017, Trimble repurchased $288 million of its common stock and spent $293 million on acquisitions.

•	During 2017 Trimble’s stock price increased by 35 percent and is up 53 percent over the past three years.

2017 was also a year of significant strategic development, with major product announcements, eight announced acquisitions, and significant channel development initiatives. Highlights included:

•	In construction, we released the latest generation of machine control automation, which represents another step towards complete machine autonomy. We also announced advances in several of our building information modeling (BIM) solutions and project management capabilities, which are enabling new and more efficient work processes.

•	In agriculture, we acquired Müller Elektronik, which will be a central element in our variable rate application strategy, and we believe is the next evolutionary step in using the combination of position and agricultural data to provide tangible benefits in the field. We also continued the development of our comprehensive agriculture software solution, as well as the expansion of the Vantage global distribution channel.

•	In transportation, we continued the development of the company’s comprehensive set of mobile and enterprise solutions. Since the acquisition of PeopleNet and TMW Systems in prior years, a key focus has been to expand the solution sets we offer and to provide transportation companies with complete workflow functionality. During the year, we acquired 10-4 Systems, a provider of advanced multimodal shipment visibility solutions, which enhances Trimble’s ability to help the transportation industry to align demand and capacity.

•	In our geospatial business, we continued to innovate and introduce new products to help drive growth. We launched a new series of total stations intended to address developing markets, and we continued to bring innovative inertial technologies to georeferencing applications such as autonomy and mobile mapping.

Long-term performance

Trimble has an excellent record of performance and creating stockholder value over an extended period of time. Trimble’s compound average annual stockholder return has outperformed the S&P 500 Total Return index over each of the last 1, 2, 3, 10, 15 and 20 year periods ending 2017.

	1 year	2 years	3 years	5 years	10 years	15 years	20 years
Trimble	34.9%	37.7%	15.3%	6.3%	10.4%	21.9%	12.8%
S&P 500 (TR)	21.9%	16.8%	11.4%	15.8%	8.5%	9.9%	7.2%

Trimble underperformed only in the 5 year period. In 2014 and 2015, our business was negatively impacted by weakness in our agriculture and geospatial businesses largely due to weakness in the agriculture market and the effects of significant declines in the price of oil. Trimble’s stock price declined during that timeframe, along with many companies with meaningful exposure to those markets. In recent years, Trimble’s stock price has rebounded, driven by improved market conditions and management actions to increase growth and improve profitability.

Trimble’s significant outperformance over the 10, 15, and 20 year time horizons illustrates well the long-term outperformance through economic cycles. As shown in the graph below, Trimble has more than tripled the S&P 500 cumulative total return over the twenty-year time horizon.

2017 Executive Compensation Highlights

Following are highlights regarding the compensation of our Named Executive Officers for 2017, including key actions taken by the Compensation Committee and by the Board of Directors, in light of our overall operating environment and the results described above:

•	CEO Compensation: modest salary increase, with emphasis on performance-based pay.

Our CEO received a 3% increase in base salary in 2017, which was the first increase in base pay for our CEO since May 2014. No changes were made in the target annual cash incentive opportunity (as a percentage of salary), nor in the target value of equity awards. As to long-term incentive equity awards, 75% of the target value is in the form of performance-based equity, which the Compensation Committee determined through peer group analysis is a greater weighting on performance-based compensation than is common among our peer companies.

•	Base Salary of Other Named Executive Officers: general market increase to base pay.

Our other Named Executive Officers received base salary increases of 3%, except for our CFO who received an increase of 11%. The increase for our CFO reflected an additional adjustment for the assumption of greater responsibilities associated with the CFO position and closer alignment of his compensation with the market for CFO compensation. The remaining increases maintained alignment of our other NEOs with the market, and we believe they were appropriate given our improved business performance ending 2016 and moving into 2017.

•	Annual Cash Bonuses: higher incentive payments driven by better operating income results.

The 2017 management incentive program (“MIP”) required an 8.5% increase in operating income for target pay-out of cash bonuses. The Company achieved an 18.4% increase in operating income, and accordingly our Named Executive Officers received annual cash bonuses ranging from 155% to 250% of their target annual cash bonus opportunities, including an annual cash bonus for our CEO in the amount of $2,223,000, equal to 201% of his target annual cash bonus opportunity. 2017 bonus payments aligned with our strong 2017 business performance, which aligns to our pay for performance compensation program strategy.

•	Changes to the Management Incentive Plan for Cash Bonus: moved to annual scoring.

We moved our MIP plan for cash bonuses for our CEO, Named Executive Officers and other key executives from a combination of quarterly and annual scoring to exclusively annual scoring and payment.

•	Long-Term Incentive Compensation: continued emphasis on performance-based pay.

A substantial portion of our long-term incentive compensation program is in the form of performance-based restricted stock unit (“PRSU”) awards with the balance delivered in the form of time-based restricted stock unit (time-based “RSU”) awards. The PRSUs are measured partly against our relative total shareholder return (TSR) as compared to the components of the S&P 500 index, and partly against achievement of specific Trimble financial performance objectives. Approximately 50% of the 2017 target long-term incentive value awarded to our Named Executive Officers (or 75% in the case of our CEO) was awarded in the form of PRSUs, which directly aligns to our pay for performance compensation strategy.

•	Stock Ownership Guidelines: extended beyond CEO.

Our stock ownership guidelines were extended to the CFO and other key executives.

•	Clawback Policy: newly implemented.

We implemented a “claw back” policy for the potential forfeiture and return of incentive-based compensation in the event of certain matters resulting in a material restatement of our financial results.

2017 Pay-for-Performance Philosophy

We believe our executive compensation program is competitive relative to the market and our peer group, and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment, and to motivate and reward individual initiative and success, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both performance-based and “at-risk.”

We emphasize performance-based compensation that appropriately rewards our executive officers, including our Named Executive Officers, through two separate compensation elements:

•	First, our Named Executive Officers participate in our performance-based, annual cash bonus plan which provides cash payments if Trimble produces financial results that meet or exceed specified objectives tied to our annual operating plan.

•	Second, we grant PRSU awards that reward our executives based on two components: (1) driving total shareholder return (TSR) relative to an established stock price index, and (2) achieving or exceeding Trimble pre-established revenue and profitability goals over a multi-year period. We believe having two discrete measurements in our long-term incentive (“LTI”) equity program creates an effective balance by aligning performance both to a broad market index with a TSR target and to our own absolute financial performance, which collectively aligns directly to stockholder interests. As noted above the PRSU awards comprise 50% of the value of LTI equity awards granted to our Named Executive Officers, or 75% in the case of our CEO.

These performance based variable pay elements ensure that, each year, a substantial portion of our executive officers’ total compensation is variable in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

The pay mix for our CEO and our other Named Executive Officers during 2017 reflected this “pay-for-performance” design, with 70% of our CEO’s target total compensation delivered in the form of PRSUs and target bonus, and an additional 19% in the form of time-based RSUs with multi-year vesting that directly align our CEO’s interests with those of stockholders.

Total target compensation in the pie charts above represent the sum of actual 2017 base salary, the target annual cash incentive under the MIP, and the grant date target value of time-based RSUs and PRSUs granted during the year. The grant date target values of the PRSUs reflect the stock price of the shares on the grant date and, in the case of relative TSR PRSUs, differ from the Summary Compensation Table reported value below.

We believe that this design provides balanced incentives for our executive officers to drive financial performance and long-term growth. To ensure consistency with our compensation philosophy, the Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of realizable compensation from such awards in subsequent years and our total shareholder return over this period.

As shown below, our Compensation Committee determined to keep base pay, target bonus, and target LTI equity compensation for our Chief Executive Officer relatively flat from 2015 through 2017. Changes included a 3% base salary increase in 2017, while target LTI equity value was between $6.1 million and $6.2 million each year during this period. The target bonus, expressed as a percent of base salary, was unchanged at 125% during all three years.

Chief Executive Officer Target Total Compensation

Fiscal Year	Annual Base Salary Rate (1)	Target Bonus (2)	Target LTI Value (3)	Target Total Compensation
2017	$886,000	$1,107,500	$6,116,173	$8,109,673
2016	$860,000	$1,075,000	$6,081,152	$8,016,152
2015	$860,000	$1,075,000	$6,172,158	$8,107,158
(1)	Represents the base salary rate approved as of May of each fiscal year.
(2)	Represents bonus paid at 100% achievement of MIP targets approved by the Board of Directors as of May of each fiscal year. Actual bonus paid depends on performance against targets, and ranges from 0% if minimum thresholds are not achieved up to 300% of target if there is substantial overachievement relative to target. Actual bonuses paid were $2,222,837 in 2017, $333,901 in 2016 and $173,654 in 2015.
(3)	Reflects the grant date target value of equity. In the case of Relative TSR PRSU awards, this value is different than the grant values provided in the Summary Compensation Table, which represent the accounting value using a Monte Carlo analysis as required by FASB ASC Topic 718.

The Compensation Committee’s decision to keep the overall structure of pay generally flat was made with consideration given to:

•	the heavy weighting on performance-based compensation in our CEO’s target pay program, including 75% of the target long-term incentive value awarded in the form of PRSUs;

•	market data from companies included in our compensation peer group;

•	our weaker financial performance during 2014 and 2015; and

•	our CEO’s strong long-term track record at increasing stockholder value;

The Compensation Committee’s decision regarding CEO compensation also recognized the role of our annual incentive plan in aligning Trimble performance and actual total compensation. As shown in the table below, the increase in actual compensation during 2017 was attributable primarily to the increased annual cash incentive bonus payment, which was a function of our demonstrably improved operating performance and correlated with our strong stockholder return during the year. In 2015 and 2016, CEO compensation reflected weaker financial performance in the form of bonus payments that were significantly lower than the target bonuses established for those years.

Total compensation in the chart above represent the sum of base salary at the annual rate, the actual annual cash incentive earned under the MIP (which differs from the target bonus amount), and the grant date target value of time-based RSUs and PRSUs granted during each fiscal year. The target LTI value of equity depicted in the chart represents the value of the awarded equity incentives based on the closing price of our Common Stock on the grant date. In the case of Relative TSR PRSU awards, this value is different than the grant values provided in the Summary Compensation Table, which represent the accounting value using a Monte Carlo analysis as required by FASB ASC Topic 718.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices, while also considering market best practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent.

The following summarizes the key features of our executive compensation and related policies and practices:

WHAT WE DO	WHAT WE DON’T DO

☑ Use a Pay-for-Performance Philosophy. The majority of our executive officers’ compensation is directly linked to corporate performance. A substantial portion of each executive officer’s target total is direct compensation dependent upon our stock price and/or total stockholder return.

☑ Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors.

☑ Retain an Independent Compensation Advisor. The Compensation Committee engages its own compensation advisor. This consultant performed no consulting or other services for us in 2017.

☑ Review Executive Compensation Annually. The Compensation Committee conducts an annual review and approval of our compensation strategy, and an annual compensation-related risk profile review to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking.

☑ Place Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.

☑ Maintain a Stock Ownership Policy. We maintain a stock ownership policy that requires our CEO, CFO, Named Executive Officers and other key executives to maintain a minimum ownership level of our common stock.

☑ Implemented a Compensation Recovery (“Clawback”) Policy. In the event of a material restatement of our financial results, our executive officers are subject to this policy.

☑ Hold an Annual Stockholder Advisory Vote on Named Executive Officer Compensation. We conduct an annual stockholder advisory vote on the compensation of our CEO and Named Executive Officers.

☒ No Executive Retirement Plans. We do not offer pension arrangements or retirement plans to our executive officers, although in February 2017, we introduced the Trimble Age & Service Equity Vesting Program for certain eligible executive officers.

☒ No Significant Perquisites. We do not provide substantial perquisites or other personal benefits to our executive officers.

☒ No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any benefits, other than related to standard relocation benefits.

☒ No Special Welfare or Health Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

☒ No Hedging or Pledging of Our Equity Securities. We prohibit our executive officers, the members of our Board of Directors and other employees from hedging or pledging our equity securities.

☒ No Stock Option Re-pricing. Our employee equity plan does not permit options or stock appreciation rights to be repriced to a lower exercise or strike price without the approval of our stockholders.

At our 2017 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say on Pay” vote). Our stockholders approved the Say on Pay proposal with 79.8% of the votes cast in favor of the proposal.

This was below our historical level of support, and during the year we became aware of concerns regarding our compensation program. As part of our ongoing stockholder engagement efforts, we contacted stockholders representing ownership of a majority of our common stock to discuss our compensation policies and practices.

Our stockholders were generally supportive of our approach to pay, the decisions made by our Compensation Committee in response to a period of weaker operating performance during 2016, and features of our programs that align Trimble with best practices in incentive plan design and compensation governance. Our engagement efforts highlighted several questions regarding our executive compensation program, including:

•	the presence of 1-, 2- and 3-year scoring windows on our relative TSR performance share plan;

•	Trimble’s lack of a clawback policy; and

•	the use of quarterly performance periods in our annual incentive plan.

As the Compensation Committee has reviewed our executive compensation policies and practices since the 2017 Say on Pay vote, it has been mindful of the level of support our stockholders have expressed for our approach to executive compensation. The Compensation Committee determined to maintain the same general approach to our compensation program during 2017. This includes the mix of financial and relative TSR performance shares and the focus of the MIP on operating income as the primary funding metric. The Compensation Committee also maintained the design of the relative TSR performance shares, believing that multiple performance periods reliably measure our performance while mitigating the risk that the full value of an award will be influenced by a short-term fluctuation in our stock price relative to a larger more stable index. The shorter performance period is also balanced by the 3-year vesting time horizon on all shares earned.

Based in part on input from stockholders, the Compensation Committee determined to approve a clawback policy in 2017 that is applicable to both cash and equity compensation, and eliminated quarterly performance periods in the MIP in place for fiscal 2017.

We value the opinions of our stockholders and will continue to consider the outcome of future Say on Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

At our 2017 Annual Meeting of Stockholders, we also conducted a non-binding stockholder advisory vote on the frequency of future Say on Pay votes (commonly known as a “Say When on Pay” vote). Our stockholders expressed a preference for holding future Say on Pay votes on an annual, rather than a biennial or triennial, basis. In recognition of this preference and other factors considered, our Board of Directors determined that we should continue to hold annual Say on Pay votes.

Executive Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	establish compensation opportunities that are competitive, reward performance and maintain internal equity;

•	attract, motivate and retain highly-talented executive officers by providing compensation opportunities that are competitive and reward for performance; and

•	align the interests of our executive officers with the interests of our stockholders to drive the creation of sustainable long-term value.

Executive Compensation Program Design

Our current practice is to combine a mixture of compensation elements that balance achievement of our short-term goals with our long-term performance. We provide short-term incentive compensation opportunities in the form of an annual cash bonus plan, which focuses on our yearly operating results, and we provide long-term incentive compensation opportunities in the form of equity awards, including:

•	PRSU awards that are earned only if we deliver meaningful results over a multi-year period relative to the performance of the S&P 500 over that same time period;

•	PRSU awards that are earned only if we achieve targeted levels of operating income and revenue growth; and

•	time-based RSU awards that derive additional value from increases in our stock price over time and that are subject to multi-year vesting requirements.

We do not have a specific policy on the percentage allocation between short-term and long-term compensation elements.

We also believe that the compensation of our CEO should be primarily influenced by our overall financial performance and total stockholder return. The Compensation Committee sets the compensation of our CEO within a range of compensation provided to similarly-situated chief executive officers of the companies in our compensation peer group, as adjusted by its consideration of the particular factors influencing our performance.

Governance of Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee discharges many of the responsibilities of our Board of Directors relating to the compensation of our executive officers, including our Named Executive Officers, and the non-employee members of our Board of Directors. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and our other executive officers. Historically, the Compensation Committee has made recommendations to our full Board of Directors regarding executive compensation, including the compensation of our CEO and our other executive officers, and our full Board of Directors (excluding our CEO) made all final decisions regarding executive compensation. As of November 2017, the Compensation Committee itself sets compensation for and makes equity awards to our CEO and our other executive officers. The Compensation Committee retains a compensation consultant (described below) to provide support to the Compensation Committee in its review and assessment of our executive compensation program.

Compensation-Setting Process

The Compensation Committee determines the target total direct compensation opportunities for our executive officers, including our Named Executive Officers. The Compensation Committee does not use a single method or measure in developing its recommendations, nor does it establish specific targets for the total direct compensation opportunities of our executive officers.

When formulating its recommendations for the amount of each compensation element and approving each compensation element and the target total direct compensation opportunity for our executive officers, the Compensation Committee considered the following factors:

•	our performance against the financial and operational objectives established by the Compensation Committee and our Board of Directors;

•	each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•	the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;

•	compensation consistency among our executive officers;

•	our financial performance relative to our peers;

•	the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels; and

•	the recommendations provided by our CEO with respect to the compensation of our other executive officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Compensation Review Cycle

The Compensation Committee reviews the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, at the beginning of each fiscal year. Any changes in base salary are generally effective in May of each year. We grant performance based equity in May and time-based RSUs in November of each year. Our compensation peer group is reviewed and finalized by the Compensation Committee during the fourth quarter before the upcoming fiscal year. Other adjustments to executive pay are made during the year as circumstances warrant.

Role of Chief Executive Officer

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation).

The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in formulating the recommendations for the compensation for our executive officers, including our other Named Executive Officers (other than our CEO). Our CEO recuses himself from all discussions and recommendations regarding his own compensation.

Role of Compensation Consultant

The Compensation Committee engages an external compensation consultant to assist in providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2017, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for senior executives, and with the data analysis and selection of the compensation peer group. For 2017, the scope of Compensia’s engagement included:

•	the review and analysis of the compensation for our executive officers, including our Named Executive Officers;

•	supporting the design and implementation of changes to the executive long term incentive strategy;

•	reviewing and providing input on the Compensation Discussion and Analysis section of our proxy statement for our 2018 Annual Meeting of Stockholders;

•	providing analysis of market practice and support in the consideration and finalization of changes to the change-in-control and severance arrangements for our Named Executive Officers and certain other executive officers;

•	supporting finalization of our compensation peer group; and

•	support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement include reporting directly to the Compensation Committee and to the Compensation Committee Chairman. Compensia also coordinates with our management for data collection and job matching for our executive officers. In 2017, Compensia did not provide any other services to us. The Compensation Committee has evaluated Compensia’s independence pursuant to the listing standards of the NASDAQ and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location and number of employees. Our selection of peers also accounts for industry, targeting companies that are competitors and those with which we compete for talent. Within the technology sector, our peer group includes a relevant profile of companies across a range of technology sub-industries in order to match the diversity of our businesses. Specific Global Industry Classification Standard (GICS) sub-industries represented by companies included in our peer group include communications equipment, applications software, systems software, and electronic equipment and instruments. We compete for executive talent across many lines of business and therefore this diversity in our peer group keeps us informed and better aligned with pay practices across multiple relevant sub-industries.

In developing the compensation peer group for 2017, the following target criteria were observed in identifying comparable companies:

•	similar industry and competitive market for talent;

•	within a range of 0.5x to 2.0x of our revenue; and

•	within a range of 0.3x to 3.0x of our market capitalization.

The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and that of the companies in the peer group.

At the beginning of 2017, the Compensation Committee used the following compensation peer group to assist with the determination of compensation for our executive officers. The Compensation Committee approved this peer group in November 2016 following a review that included input from its compensation consultant.

ARRIS Group	Cadence Design Systems	Keysight Technologies	Roper Technologies
Autodesk	Citrix Systems	Motorola Solutions	Synopsys
Brocade Communications *	FLIR Systems	Nuance Communications	Teledyne Technologies
CA Technologies	Juniper Networks	PTC	Zebra Technologies
*	In November 2017, the Compensation Committee approved the removal of Brocade Communications due to their recent acquisition by Broadcom and the addition of Commscope Holding. This change did not have an impact on our executive compensation decisions for 2017.

The Compensation Committee uses data drawn from our compensation peer group, as well as data from the Radford Global Technology executive compensation survey, to evaluate the competitive market when formulating its recommendation to the Board of Directors for the total direct compensation packages for our executive officers, including base salary, target annual cash bonus opportunities and long-term incentive compensation opportunities.

In addition, subsets of the Radford Global Technology executive compensation survey were incorporated into the competitive assessment prepared by Compensia and used by the Compensation Committee to evaluate the compensation of our executive officers. Radford Survey data incorporated in the analysis provided by Compensia were tailored to reflect companies from our compensation peer group as well as other companies identified on the basis of comparable industry, revenue and market capitalization profiles. The executive compensation survey data supplements the compensation peer group data and provides additional information for our Named Executive Officers and other vice president positions for which there is less public comparable data available.

It is important to note that the companies in our Company peer group, as well as the peer groups selected by proxy advisory services, consist of technology companies generally focused in the Electronics & Equipment, Application Software and Communications Equipment industries that are similar to Trimble in size, industry classification, and organizational scope. As such, the peers represent the group of companies with which we compete for talented employees, and therefore provide a reasonable basis for competitive market benchmarking in managing our executive compensation program. However, the stockholder returns for the peer group may provide an imperfect comparison at particular points in time because Trimble’s mix of businesses creates concentrated exposure to specific sectors such as agriculture, construction, and oil and gas, and negative developments in those markets may affect Trimble’s business performance in ways that differ from that of other technology companies in our peer group.

Individual Compensation Elements

In 2017, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Compensation Component	Why We Provide it and in What Form?	How We Determine the Amount?	What is the Intended Outcome?

Base Salary	• Consistent with competitive practice and provided in cash.	• Use of compensation peer group and other market compensation data within a competitive market median range also factoring in responsibilities and performance.	• Designed to attract and retain highly talented executives by providing market competitive pay aligned to business and leadership experience, responsibilities and performance.

Annual Short Term Bonus Plan (“MIP”- Management Incentive Plan)	• Establish direct pay for performance link. • Drive focus on annual business targets and objectives. • Reflect market competitive practice; provided in cash.

•  Use of compensation peer group and other market compensation data within a competitive market median range for a target bonus percentage.

•  Payments are performance-based and calculated as a percentage of base salary.

• Within our pay for performance framework, we want to motivate our executives to achieve and exceed our annual business goals through the financial structure of the MIP plan.

Long-term Incentives (including performance units and restricted units)

•  Establish direct pay for performance link.

•  Drive focus on the achievement of critical long-term business objectives and total shareholder return.

•  Align management’s interests with those of our stockholders.

•  Foster long-term retention of key executives.

•  Reflect market competitive practice; provided through equity awards.

•  Use of compensation peer group and other market compensation data within a competitive market median range for annual equity award determination.

•  Amount of target annual equity awards also considers executive performance and responsibilities.

•  In fiscal 2017, the total long-term equity opportunity was allocated between performance units (75%) and restricted stock units (25%) for our CEO. For Named Executive Officers the split was 50% performance and 50% restricted stock units.

•  Delivering market competitive equity awards that drive a longer term view of our business and targeted results that align with the interests of our stockholders.

•  Creating an effective mix of relative and absolute performance by awarding both PRSUs that are aligned to total shareholder return (TSR) and PRSUs that are aligned to company operating income results.

•  Create increased executive retention and focus on long-term share price appreciation through grants of time-based RSUs.

Executive Benefits and Perquisite Allowance

•  CEO and other executives participate in the standard health & welfare and retirements benefits as all regular employees. Certain eligible executives may participate in the Age & Service Equity Vesting Program.

•  Little to no special perquisites provided to executives.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals.

Using the competitive market data provided by its compensation consultant, the Compensation Committee reviews and adjusts the base salaries for each of our executive officers, including our Named Executive Officers, as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by the Compensation Committee in the event of a promotion or significant change in responsibilities.

Generally, the Compensation Committee sets base salaries with reference to the competitive range of the market median of our compensation peer group and applicable executive compensation survey data. Although we set base salaries within a competitive range of the market median, the actual positioning will also be based on the Compensation Committee’s assessment of the factors described above.

In May 2017, consistent with the recommendation of our CEO, our Board of Directors determined to increase the base salaries of our executive officers, including our Named Executive Officers (other than our CEO). The increase to the base salary of our CEO was recommended by the Compensation Committee and approved by the independent members of our Board of Directors, based on the practice in place prior to November 2017. In making these decisions, the Compensation Committee and our Board of Directors considered the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. Our CEO received a 3% increase in base salary in 2017, which was the first increase in base pay for our CEO since May 2014. The increase for our CFO reflected an additional adjustment for the assumption of greater responsibilities associated with the CFO position and closer alignment of his compensation with the market for CFO compensation. The remaining increases maintained alignment of our other NEOs with the market, and we believe they were appropriate given our improved business performance ending 2016 and moving into 2017. The base salaries of our Named Executive Officers for 2017 were as follows:

Named Executive Officer	Fiscal 2016 Base Salary Rate (1)	Fiscal 2017 Base Salary Rate (1)	Percentage Adjustment
Mr. Berglund	$860,000	$886,000	3%
Mr. Painter	$375,000	$415,000	11%
Mr. Kirkland	$387,229	$400,000	3%
Mr. Matthews	$401,700	$414,000	3%
Mr. Sankpal	$386,250	$398,000	3%
(1)	Reflects the annual salary rate approved by the Compensation Committee. Annual changes to base salaries, if any, are generally effective in May of each fiscal year. The actual amounts paid to our Named Executive Officers as salary in 2017 are set forth in the “Summary Compensation Table” below.

Annual Cash Bonuses

We use an annual cash bonus plan to motivate our executive officers and other key employees to achieve our annual business goals. In 2017, our Board of Directors adopted the Annual Management Incentive Plan for 2017 (the “2017 MIP”) to provide financial incentives for the Company as a whole and our individual business sectors and divisions to meet or exceed the annual target levels established under our 2017 annual operating plan. Senior-level managers, our executive officers, including our Named Executive Officers, and certain other individual employees were eligible to participate, upon approval by our CEO, or by our Board of Directors with respect to our CEO, in the 2017 MIP.

2017 MIP Plan

Modifications

In 2017, the Compensation Committee approved a change to the 2017 MIP plan, under which the CEO, Named Executive Officers and other key executives would be eligible only for annual MIP bonus payment instead of our past practice of quarterly payments based on performance.

Target Annual Cash Bonus Opportunities

For purposes of the 2017 MIP, cash bonuses were based upon a percentage of each participant’s base salary. The target annual cash bonus opportunities for our executive officers, including our Named Executive Officers (other than our CEO) were recommended to the Compensation Committee by our CEO, and approved by our Board of Directors. The target annual cash bonus opportunity for our CEO was recommended by the Compensation Committee and approved by the independent members of our Board of Directors. The determination of annual cash bonus opportunities is based on the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above.

For 2017, the target annual cash bonus opportunities for our CEO and our Named Executive Officers were maintained at their 2016 levels. Specifically, the target annual cash bonus opportunities for 2017 were as follows:

Named Executive Officer	2017 Target Annual Cash Bonus Opportunity (as a percentage of base salary)
Mr. Berglund	125%
Mr. Painter	80%
Mr. Kirkland	60%
Mr. Matthews	80%
Mr. Sankpal	80%

Potential annual cash bonuses for our executive officers, including our Named Executive Officers, under the 2017 MIP could range from zero to 300% of their target annual cash bonus opportunity.

Performance Measure

For purposes of the 2017 MIP, our Board of Directors selected revenue and adjusted operating income as the corporate financial performance measures. For this purpose, “adjusted operating income” was determined as follows:

•	with respect to a sector or division, operating income for that sector or division; and

•	with respect to the Company as a whole, our operating income,

adjusted for restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition/divestiture costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs and litigation expenses. For purposes of the 2017 MIP, a “sector” is a grouping of divisions within the Company.

As a result of the consideration of the adjustments described in the preceding paragraph, the 2017 MIP used a non-GAAP measure of operating income. References to operating income in the context of the 2017 MIP targets refer to this non-GAAP measure, unless otherwise noted.

MIP Bonus Plan Formula

For our CEO, CFO, and Mr. Kirkland, 2017 MIP payments were dependent upon achievement of pre-established revenue and operating income goals for the Company as a whole. For Mr. Matthews and Mr. Sankpal, their 2017 MIP payments were dependent partly upon the achievement of the pre-established revenue and operating income goals for the Company as a whole, constituting 50% of their target annual cash bonus opportunities, and partly upon the performance of their respective business sectors, including achievement of revenue and operating goals. For Mr. Sankpal, a limited portion of his sector bonus was based on achievement of other specific goals for his business sector.

Revenue and operating income target levels were established for the Company and for each business sector for the full fiscal year. Each Named Executive Officer was eligible to receive his full target annual cash bonus opportunity if full year revenue and operating income goals were achieved, except as to the limited portion of Mr. Sankpal’s sector bonus.

At the end of the year, an annual cash bonus amount for each executive was determined based on full year revenue and operating income results, and, in the case of Mr. Matthews and Mr. Sankpal, on the annual revenue and operating income results of their respective business sector. Additionally, threshold levels of revenue and operating income for the Company and for the sectors applicable to each Named Executive Officer were to be met before any bonus payment to be made based upon annual results. The amount of this annual cash bonus amount could vary from zero to 300% of each Named Executive Officer’s target annual cash bonus opportunity for the full fiscal year, calculated on a sliding scale, as described below. A Named Executive Officer was required to remain continuously employed through the last day of the fiscal year to be entitled to a payment for the applicable period.

The following table sets forth the 2017 MIP revenue and operating income target levels and the operating income results applicable to the bonus payment for each of the Named Executive Officers (in millions):

	Revenue			Revenue	Operating Income			Operating Income	Annual Threshold
	Threshold	Target	Maximum	Actual	Threshold	Target	Maximum	Actual	Achieved? (1)
Corporate	$2,278	$2,489	N/A	$2,654	$400	$440	$530	$480	Y
Sector (Matthews)	$373	$406	N/A	$444	$117	$127	$143	$146	Y
Sector (Sankpal)	$227	$253	N/A	$247	$62	$68	$79	$70	Y
(1)	Payment of the annual portion of the bonus is contingent upon achievement of threshold revenue and operating income levels for the full fiscal year. For Mr. Sankpal, a limited portion his sector bonus was based on achievement of other specific goals for his sector.

The relationship between the minimum operating income threshold, target and maximum performance levels, and the bonus payment earned under the 2017 MIP is set forth below. The target level of corporate operating income in the 2017 MIP of $440 million represented approximately 8.5% growth relative to our 2016 actual results. The target levels of operating income for Mr. Matthews’ and Mr. Sankpal’s sectors also each represented significant growth relative to our 2016 actual results. The design of the MIP and performance goals established for 2017 ensure a rigorous relationship between pay and performance and an expectation of sustained positive operating performance in our Named Executive Officer compensation program. The level of performance required to achieve a 300% of target pay-out represents substantial overachievement relative to our expected range of results.

The formula provides for payments based upon partial achievement of revenue and operating income goals above the minimum threshold shown below on a linear interpolated basis between zero and 100% achievement of the goals, and on an upward sloping linear interpolated basis between 100% and 300% achievement of the goals.

	Operating Income Goals (in millions)
Incentive Payout as a % of Target	Company	Sector (Matthews)	Sector (Sankpal)
0%	$400	$117	$62
100%	$440	$127	$68
200%	$480	$135	$75
300%	$530	$143	$79

Bonus Payments

The actual cash bonus payments earned by our Named Executive Officers under the 2017 MIP ranged from 155% to 250% of their target annual cash bonus opportunities. The following table sets forth the target annual cash bonus opportunities, weighting of corporate and sector revenue and operating income target levels, the actual achievement level relative to these target levels, and the actual cash bonus payments made to our Named Executive Officers for 2017 (for Mr. Sankpal, a portion his sector bonus is based on achievement of other specific goals for his sector.):

	Target Bonus		Bonus Weighting		% Achievement		Actual Bonus
Named Executive Officer	% of Base	Value ($K)	Corporate	Sector	Corporate	Sector	% of Target Bonus	Earned Value ($K)
Steven W. Berglund	125%	$1,108	100%	—%	201%	N/A	201%	$2,223
Robert Painter	80%	$332	100%	—%	201%	N/A	201%	$667
James A. Kirkland	60%	$240	100%	—%	201%	N/A	201%	$482
Darryl Matthews	80%	$331	50%	50%	201%	300%	250%	$830
Sachin Sankpal	80%	$318	50%	50%	201%	137%	155%	$494

The cash bonus payments made to our Named Executive Officers for 2017 are set forth in the “Summary Compensation Table” below.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our Named Executive Officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are determined and, since November 2017, granted, by the Compensation Committee. The amount and forms of such equity awards are determined by the Compensation Committee after considering the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities within a competitive range of the market median relative to our compensation peer group and Radford survey data for similar roles and positions for each of our executive officers, taking into consideration business results, internal equity, experience and individual performance.

In May 2017, the Compensation Committee determined that the long-term incentive equity awards to be granted to our executive officers should be in the form of a combination of PRSU awards and time-based RSU awards for shares of our common stock. In 2017, our Named Executive Officers received PRSU awards with two different performance measurement designs, as well as time-based RSU awards, as summarized here and described in greater detail below:

•	A portion of the PRSU awards granted are to be earned based on our TSR relative to the components of the S&P 500 Index over a three-year performance period with annual scoring windows (the “Relative TSR PRSU Awards”). This portion comprised approximately 25% of the total long-term incentive equity value granted (or 50% in the case of our CEO).

•	The remaining portion of the PRSU awards granted are to be earned to the extent that we achieve pre-established target levels of revenue and operating income growth as of the end of our fiscal 2019 (the “Financial Performance PRSU Awards”). This portion comprised approximately 25% of the total long-term incentive equity value granted to each Named Executive Officer, including our CEO.

•	The remaining long-term incentive compensation value granted to our executive officers was delivered in the form of time-based RSU awards, which were granted in November 2017. These grants comprised approximately 50% of the total long-term incentive equity value granted to each Named Executive Officer (or 25% in the case of our CEO).

The Compensation Committee approved the mix of 2017 long-term incentive equity awards based on an assessment of our compensation objectives and historical practice, input from the Compensation Committee’s independent compensation consultant, and market practice among companies in our peer group. The mix of time and performance-based vesting equity awards is competitive with market practice for our Named Executive Officers. The Compensation Committee determined through peer group analysis that the equity awards to our CEO, for which 75% of target value was in the form of performance-based awards, included a greater weighting on performance-based compensation than is common among peer companies. This weighting was established to reinforce our strong pay-for-performance culture.

The Compensation Committee recommended, and our Board of Directors approved, the following aggregate equity awards for our Named Executive Officers in 2017:

Named Executive Officer	Restricted Stock Unit Awards (# of shares)	Performance Stock Unit Awards (# of shares at target)	Grant Date Target Value of Equity ($) (1)	Aggregate Grant Date Fair Value of Equity Awards ($)
Mr. Berglund	37,599	126,942	$6,116,173	$7,537,924
Mr. Painter	16,451	21,000	$1,424,093	$1,600,493
Mr. Kirkland	14,884	19,000	$1,288,455	$1,448,055
Mr. Matthews	14,884	19,000	$1,288,455	$1,448,055
Mr. Sankpal	14,884	19,000	$1,288,455	$1,448,055

(1) The grant date target value of equity represents awards valued based on the closing price of our Common Stock on the grant date. In the case of Relative TSR PRSU awards, this value is different than the grant values provided in the Summary Compensation Table, which represent the accounting value using a Monte Carlo analysis as required by FASB ASC Topic 718.

Relative TSR PRSU Awards

The Relative TSR PRSU Awards may become earned based on our TSR compared to components of the S&P 500 Index as measured over one-year, two-year and three-year performance periods beginning on May 2, 2017 (the “Performance Periods”), with equal portions eligible to become earned at the end of each of the Performance Periods, although no shares will actually vest until the end of the three-year period. The number of shares of our common stock for which these awards may be settled varies based on our TSR relative to the TSR of components of the S&P 500 Index over the Performance Periods.

The Compensation Committee selected the S&P 500 Index as the most appropriate reference from which to evaluate our performance because it represents a reliable indicator of the general economy and reflects the unique and diverse nature of our operations. The formula used to measure TSR for the Company and for the components of the S&P 500 Index is the 60-trading day average stock price through the final day of the Performance Period and the 60-trading day average stock price prior to the commencement of the Performance Period, including the reinvestment of dividends where applicable.

For purposes of the Relative TSR PRSU Awards, the payment range based on our TSR relative to the S&P 500 Index over the Performance Periods is as follows:

Relative TSR Compared to Percentile Ranking across S&P 500 Member Companies	Pay-out Percentage of Target (number of shares)
Maximum: 80th percentile or above	200%
Target: 50th percentile	100%
Threshold: 25th percentile	50%
Below threshold	0%

Financial Performance PRSU Awards

In addition to the Relative TSR PRSU Awards, our Board of Directors approved the grant of PRSU awards to be earned based on our revenue and adjusted operating income performance during 2019. For purposes of the Financial Performance PRSU Awards, the adjustments to operating income reflected the same non-GAAP measure of operating income as used for purposes of the 2017 MIP.

The number of shares of our common stock that could be earned under the Financial Performance PRSU Awards will vary from 0% to 200% of the target number of units granted, with the earned shares (if any) to vest at the end of fiscal 2019. The levels of performance required to earn the target number of units was based on a matrix reviewed and recommended by the Compensation Committee and approved by the Board of Directors at the time of the grant, and were viewed to be achievable but also challenging. In addition, the threshold levels of revenue and adjusted operating income required to earn any pay out under the terms of the Financial Performance PRSU Awards exceed our performance during fiscal 2016, ensuring that no compensation will be earned under the awards for performance that does not represent growth over time and significant progress toward achieving the objectives established in our long-term strategic plan. In addition, no shares will be earned if the threshold levels of both revenue and non-GAAP operating income are not achieved.

The decision to link these awards to our revenue growth and operating income performance was aligned with our long-term strategic plan and reflected our focus on profitable growth as a key driver of stockholder value. The Compensation Committee believes that the use of a 3-year performance and vesting period ensures a long-term view of performance that is aligned with the interests of our stockholders. In addition, this approach is competitive with market practice among companies in the Trimble compensation peer group and supports the retention of our executive team.

Time-Based RSU Awards

The time-based RSU awards vest in equal annual installments over the three-year period, with the first installment vesting after one year (approximately one year from the date of grant), contingent upon an executive officer remaining continuously employed by us through each applicable vesting date. Upon vesting, the RSU awards may be settled by issuing the number of shares of our common stock, or by a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, as determined in the discretion of our Board of Directors.

The equity awards granted to our Named Executive Officers in 2017 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” below.

Welfare and Health Benefits

Our executive officers, including our Named Executive Officers, are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include health and welfare, benefits generally available to all U.S. employees. In addition, our employees, including our executive officers, are eligible to participate in our Section 401(k) retirement plan. Participants in the Section 401(k) plan in general may receive up to $3,000 per year in matching Company contributions. Also, commencing in 2017, a new post-employment arrangement was adopted for certain eligible executive officers, including each of the Named Executive Officers (see the description under “Post-Employment Compensation—Trimble Age & Service Equity Vesting Program” later in this Proxy Statement).

In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies. Certain of our Named Executive Officers participate in our Non-Qualified Deferred Compensation Plan, further discussed in “Post-Employment Compensation” below. In addition, we pay basic life insurance premiums on behalf of our Named Executive Officers, as part of our general death benefits for full time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our Named Executive Officers, except as generally made available to our employees. During 2017, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

In the future, we may provide perquisites or other personal benefits, subject to review and approval by the Compensation Committee.

Employment Arrangements

We have entered into a written employment agreement with our CEO and have written employment offer letters with each of our other executive officers, including our other Named Executive Officers. In filling each of our executive positions, we recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. Each of these arrangements provides for “at will” employment.

Change-in-Control Compensation Arrangements

We have entered into executive severance and change in control severance agreements (the “Severance Agreements”) with each of our executive officers, including our CEO and our other Named Executive Officers. The post-employment compensation arrangements provided under the Severance Agreements are intended to supersede any post-employment arrangements provided to the Named Executive Officers in their employment agreements or offer letters. We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. The Severance Agreements are designed to provide reasonable compensation to executive officers who leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

On February 2, 2017, as recommended by the Compensation Committee, our Board of Directors approved amended and restated executive severance and change-in-control severance arrangements with our CEO, CFO and our other Named Executive Officers, as well as certain other executive officers. When approving the amended arrangements, the Compensation Committee considered an analysis of market practice among the companies in our compensation peer group as well as input from its compensation consultant. The terms and conditions of these arrangements are described in “Post-Employment Compensation” below.

The Compensation Committee does not consider the specific amounts payable under the executive severance and change-in-control severance arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

We believe that these arrangements are designed to align the interests of our executive officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

For detailed descriptions of the post-employment compensation arrangements we maintained with our Named Executive Officers for 2017, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Post-Employment Compensation” below.

Other Compensation Policies and Practices

Equity Awards Grant Policy

Due to the fact that our Compensation Committee’s and Board of Directors’ regular meetings are timed to coincide with the preparation of our quarterly financial results, equity awards have and will be granted shortly before an earnings release. The Compensation Committee or our Board of Directors may also grant equity awards at a special meeting, or by unanimous written consent, in special circumstances, such as to facilitate the hiring of a key executive officer. Accordingly, our Compensation Committee or Board of Directors may grant equity awards while the directors are in possession of material, non-public information.

Stock Ownership Policy

We have historically maintained a stock ownership policy for our CEO and the non-employee members of our Board of Directors to further align their respective interests with the interests of our stockholders, and to further promote our commitment to sound corporate governance. This policy requires our CEO to own a minimum number of shares of our common stock equal to a value of five times his or her annualized base salary.

The number of shares necessary to meet the minimum ownership level may be accumulated during the first five years after becoming chief executive officer or a member of our Board of Directors, as applicable. The shares of our common stock counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares. For our CEO, this ownership level must be attained within five years from the date the policy was adopted. Mr. Berglund has achieved his required ownership level.

As of May 1, 2017, we expanded our stock ownership policy to include our CFO, Named Executive Officers and Section 16 officers. The updated policy requires these executives to own a minimum number of shares of our common stock equal to a value of two times his or her annualized base salary. In addition, our Chief Accounting Officer also is required to own a minimum number of shares of our common stock equal to a value of one times his or her annualized base salary. The number of shares necessary to meet the minimum ownership level may be accumulated during the first five years after the May 1, 2017 effective date. The shares of our common stock counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares.

Compensation Recovery (“Clawback”) Policy

In May 2017, our Board of Directors adopted a policy providing that in the event of a material restatement of our financial results, we may require that incentive-based compensation paid to our executive officers who were subject to Section 16 of the Securities Exchange Act of 1934 during the three fiscal years prior to the restatement be forfeited and repaid to us. In addition, if material dishonesty, fraud or misconduct by any such executive officer directly caused or materially contributed to the need for the restatement, the full amount of incentive-based compensation paid to him or her during the prior three fiscal years may be subject to forfeiture or reimbursement. If any such executive officer did not engage in any misconduct, the amount subject to forfeiture or reimbursement will be based on the difference between the amount of incentive-based compensation that was paid based on the results as originally reported and the amount of incentive-based compensation that would have been paid based on the results as restated, calculated without regard to any taxes paid.

Our Board of Directors will determine the amount, form and timing of any recovery in its discretion, based on the circumstances. Each of our executive officers who is subject to Section 16 of the Securities Exchange Act of 1934 is required to sign an acknowledgment making them subject to the policy.

Policy Prohibiting Hedging or Pledging of Company Securities

We have a policy that prohibits all hedging or monetization transactions, which could result in an employee, including an executive officer, or a member of our Board of Directors to continue to own the covered securities at issue, but without the full risks and rewards of ownership. If that were to occur, the employee or director may no longer have the same objectives as our other stockholders. We consider it improper and inappropriate for our employees, including our Named Executive Officers, to engage in such transactions, and have expressly prohibited such activity under our Insider Trading Policy.

While use of company securities as collateral for margin accounts or other transactions does not directly create a misalignment with stockholders’ interests, it raises potential risks to stockholder value, particularly if the pledge is significant. Based on these potential risks, we have prohibited pledging transactions as well.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act in any taxable year. Historically, remuneration in excess of $1 million was only deductible if it was “performance-based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deduction limit. However, on December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) became law, significantly amending Section 162(m). The Tax Act eliminated the performance-based compensation exception with respect to tax years beginning January 1, 2018, but included a transition rule with respect to compensation that is provided pursuant to a written binding contract in effect on November 2, 2017 and not materially modified after that date. Accordingly, commencing in 2018, the Company’s tax deduction with regard to compensation of covered employees generally will be limited to $1 million per taxable year for each officer.

To maintain flexibility in compensating our Named Executive Officers in a manner designed to promote varying corporate goals, the Compensation Committee had not adopted a policy that all compensation payable to our Named Executive Officers that is subject to Section 162(m) had to be deductible for federal income tax purposes. In accordance with the transition rule applicable to binding contracts in effect on November 2, 2017, to the extent practicable and in the best interests of the Company and its stockholders, the Company will generally seek to preserve the deductibility of performance-based compensation by meeting the requirements of Section 162(m), as amended by the Tax Act.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board of Directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Committee Report

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation Committee of the Company’s Board of Directors,

Merit E. Janow, Member	Ronald S. Nersesian, Member	Nickolas W. Vande Steeg, Chairman
Compensation Committee	Compensation Committee	Compensation Committee

Also submitted by the Company’s Board of Directors other than with respect to the Tax and Accounting Treatment section of the Compensation Discussion and Analysis,

Steven W. Berglund    Kaigham (Ken) Gabriel    Ulf J. Johansson     Meaghan Lloyd    Mark S. Peek    Johan Wibergh

Executive Compensation Tables

This section includes the executive compensation tables required by Item 402 of Regulation S-K, promulgated under the Securities Act of 1933, as amended.

Summary Compensation Table

The following table sets forth the compensation information for the 2017, 2016 and 2015 fiscal years, respectively, by: (i) all persons who served as the Company’s chief executive officer during the last completed fiscal year; (ii) all persons who served as the Company’s chief financial officer during the last completed fiscal year; and (iii) the three other most highly compensated executive officers of the Company serving at the end of the last completed fiscal year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (1)(4)	All Other Compensation (5)	Total
Steven W. Berglund	2017	$876,900	$7,537,924	$—	$2,222,837	$—	$10,637,661
President & Chief	2016	$860,000	$6,506,882	$—	$333,901	$—	$7,700,783
Executive Officer	2015	$860,000	$7,721,770	$—	$173,654	$—	$8,755,424
Robert Painter	2017	$401,000	$1,600,493	$—	$666,625	$3,000	$2,671,118
Chief Financial Officer	2016	$365,428	$1,811,101	$271,350	$90,803	$3,000	$2,541,682
James A. Kirkland (6)	2017	$395,530	$1,448,055	$—	$482,007	$1,500	$2,327,092
Senior Vice President, General Counsel
Darryl Matthews	2017	$409,695	$1,448,055	$—	$829,507	$1,500	$2,688,757
Senior Vice President	2016	$397,605	$1,160,060	$—	$167,321	$3,000	$1,727,986
Sachin Sankpal (6)	2017	$393,887	$1,448,055	$—	$494,157	$3,000	$2,339,099
Senior Vice President
(1)	The Salary amounts shown are for actual amounts paid in each fiscal year. These may differ from the annual base salaries that are established for such year, which are typically set in May. The amounts shown in the columns for Salary and Non-Equity Incentive Plan Compensation may include amounts earned in the applicable year but deferred at the election of the Named Executive Officer pursuant to the Company’s Non-Qualified Deferred Compensation Plan.
(2)	The amounts in these columns represent the grant date fair value of restricted stock unit (RSU) awards. The fair value of performance-based restricted stock units with vesting tied to our total shareholder return are valued as of the grant date using a Monte Carlo simulation, which results in a value greater than the price of Trimble’s stock at the date of grant. The fair value of time-based and other performance-based restricted stock units is determined using the closing price of our common stock on the date of grant and the total expense associated with the performance-based awards is based upon the probable achievement of the underlying revenue and operating income performance goals as of the grant date. Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of these performance-based RSUs, using the grant date fair value is $18.9 million. Maximum achievement value assuming highest level of performance is achieved per Named Executive officer is as follows: Mr. Berglund $12.0 million, Mr. Painter $1.8 million, Messrs. Kirkland, Matthews, and Sankpal $1.7 million. The fair value of the restricted stock awards was calculated pursuant to FASB ASC Topic 718 and does not necessarily represent actual value that may be realized. For a description of the assumptions used in determining the values described in this column, please refer to “Note 13: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on February 26, 2018.
(3)	The amounts in this column represent the grant date fair value of stock options for the year in which the stock option was granted. The fair value was calculated pursuant to FASB ASC Topic 718, using the binomial valuation model. For a description of the assumptions used in determining the values, please refer to “Note 13: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on February 26, 2018. These amounts do not necessarily represent actual value that may be realized.
(4)	The amounts shown consist of cash bonuses earned under the Management Incentive Plan for 2017.
(5)	The amounts represent the Company matching contributions under the Company’s 401(k) plan for the periods in which they accrued. All full-time employees are eligible to participate in the Company’s 401(k) plan.
(6)	Messrs. Kirkland and Sankpal became named executive officers in 2017 and therefore only fiscal 2017 compensation is provided.

Grants of Plan-Based Awards

The table below lists the cash bonus incentive opportunities, stock option grants, and restricted stock unit awards, for each of the Named Executive Officers during the fiscal year ended December 29, 2017.

GRANTS OF PLAN-BASED AWARDS
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payout Under Equity Incentive Plan Awards
Name	Award Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards (2)
Steven W. Berglund	Cash Incentive			$1,107,500	$3,322,500
	Relative TSR PRSU Award	5/2/17 (3)				42,314	84,628	169,256				$4,471,744
	Financial Performance PRSU Award	5/2/17 (4)				21,157	42,314	84,628				$1,524,997
	RSU Award	11/13/17 (5) (6)							37,599			$1,541,183
Robert Painter	Cash Incentive			$332,000	$996,000
	Relative TSR PRSU Award	5/2/17 (3)				5,250	10,500	21,000				$554,820
	Financial Performance PRSU Award	5/2/17 (4)				5,250	10,500	21,000				$378,420
	RSU Award	11/09/17 (5)							16,451			$667,253
James A. Kirkland	Cash Incentive			$240,000	$720,000
	Relative TSR PRSU Award	5/2/17 (3)				4,750	9,500	19,000				$501,980
	Financial Performance PRSU Award	5/2/17 (4)				4,750	9,500	19,000				$342,380
	RSU Award	11/09/17 (5)							14,884			$603,695
Darryl Matthews	Cash Incentive			$331,200	$993,600
	Relative TSR PRSU Award	5/2/17 (3)				4,750	9,500	19,000				$501,980
	Financial Performance PRSU Award	5/2/17 (4)				4,750	9,500	19,000				$342,380
	RSU Award	11/09/17 (5)							14,884			$603,695
Sachin Sankpal	Cash Incentive			$318,400	$955,200
	Relative TSR PRSU Award	5/2/17 (3)				4,750	9,500	19,000				$501,980
	Financial Performance PRSU Award	5/2/17 (4)				4,750	9,500	19,000				$342,380
	RSU Award	11/09/17 (5)							14,884			$603,695
(1)	The annual target cash incentive opportunities under the MIP for the 2017 fiscal year were as follows: Mr. Berglund, 125% of his annual base salary; Mr. Kirkland, 60% of his annual base salary; and Messrs. Painter, Matthews, and Sankpal, 80% of each of their respective annual base salaries.
(2)

The fair value of performance-based restricted stock units with vesting tied to our total shareholder return are valued as of the grant date using a Monte Carlo simulation, which results in a value greater than the price of Trimble’s stock at the date of grant. The fair value of time-based and other performance-based restricted stock units is determined using the closing price of our common stock on the date of grant and the total expense associated with the performance-based awards is based upon the probable achievement of the underlying revenue and operating income performance goals as of the grant date. Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of these performance-based RSUs, using the grant date fair value is $18.9 million. Maximum achievement value assuming highest level of performance is achieved per Named Executive officer is as follows: Mr. Berglund $12.0 million, Mr. Painter $1.8 million, Messrs. Kirkland, Matthews, and Sankpal $1.7 million. The fair value of stock options are valued as of the grant date using the binomial valuation model. The fair values were calculated in accordance with FASB ASC 718. For a description of the assumptions used in determining the values described in these columns, please refer to “Note 13: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on February 26, 2018. These amounts do not necessarily represent actual value that may be realized.
(3)	These Relative TSR PRSU awards granted on May 2, 2017 will vest after the completion of the performance period which ends May 15, 2020, with an annual scoring window on May 15, 2018, May 15, 2019 and May 15, 2020, subject to each officer’s continued employment with the Company through the vesting date and satisfaction of performance conditions for the performance period beginning on May 2, 2017 and ending on May 15, 2020. As described under “Compensation Discussion and Analysis”, in each case, between 0% and 200% of the target number of PRSUs vest depending on the Company’s relative TSR of its common stock as compared to the TSR of the other companies included in the S&P 500 Index over the performance period, with 100% of the target PRSUs vesting if the Company’s TSR is at the 50th percentile.
(4)	These Financial Performance PRSU awards granted on May 2, 2017 will vest after the completion of the performance period which ends January 3, 2020, subject to each officer’s continued employment with the Company through the vesting date and satisfaction of performance conditions for the performance period as of the end of January 3, 2020. As described under “Compensation Discussion and Analysis”, in each case, between 0% and 200% of the target number of PRSUs vest depending on the Company’s revenue and operating income percentage performance.
(5)	These time-based RSU grants vests with the first installment vesting after one year (more specifically, one year from the designated “vesting start date”, which is generally set at the 15th of the month in which the grant is made if the grant is made by the 15th day of a month, or the 15th of the following month if the grant is made after the 15th day of a month) such that the RSUs become fully vested three years from the vesting start date, subject to each officer’s continued employment with the Company through such anniversary date. Upon vesting, the RSUs may be settled by issuing the number of shares shown in the table, or by making a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.
(6)	These time-based RSUs will vest upon retirement under Trimble’s Age & Service program.

Outstanding Equity Awards at Fiscal Year-End

The table below shows the stock options and stock awards outstanding for each of the Named Executive Officers as of the fiscal year ended December 29, 2017.

OUTSTANDING EQUITY AWARDS
Name		Option Awards				Stock Awards
	Grant Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (11)	Equity Incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (12)	Equity Incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (11)
Steven W. Berglund	10/28/2011 (1)	400,000	—	$20.64	10/28/2018
	5/1/2012 (1)	250,000	—	$26.98	5/1/2019
	10/29/2012 (1)	200,000	—	$23.53	10/29/2019
	5/7/2013 (2)	166,675	—	$28.08	5/7/2020
	10/29/2013 (2)	215,000	—	$28.20	10/29/2020
	5/9/2014 (2)	115,181	13,394	$35.02	5/9/2021
	11/6/2014 (2)	138,750	41,250	$27.48	11/6/2021
	7/8/2015 (5)							100,000	$4,064,000
	11/6/2015 (6)							75,370	$3,063,037
	11/6/2015 (4)					32,107	$1,304,828
	5/3/2016 (7)							123,400	$5,014,976
	6/29/2016 (8)							61,700	$2,507,488
	11/10/2016 (4)					41,339	$1,680,017
	5/2/2017 (9)							84,628	$3,439,282
	5/2/2017 (10)							42,314	$1,719,641
	11/13/2017 (4) (13)					37,599	$1,528,023
Robert Painter	5/1/2012 (1)	8,000	—	$26.98	5/1/2019
	5/7/2013 (2)	5,300	—	$28.08	5/7/2020
	10/29/2013 (2)	6,000	—	$28.20	10/29/2020
	5/9/2014 (2)	3,135	365	$35.02	5/9/2021
	11/6/2014 (2)	4,046	1,204	$27.48	11/6/2021
	5/7/2015 (2) (3)	1,717	943	$25.29	5/7/2022	1,770	$71,933
	11/6/2015 (3)					5,000	$203,200
	2/1/2016 (2) (4)		45,000	$19.28	2/1/2023	20,100	$816,864
	5/3/2016 (7)							24,750	$1,005,840
	6/29/2016 (8)							12,750	$518,160
	11/10/2016 (4)					6,282	$255,300
	5/2/2017 (9)							10,500	$426,720
	5/2/2017 (10)							10,500	$426,720
	11/9/2017 (4)					16,451	$668,569
James A. Kirkland	5/1/2012 (1)	40,000	—	$26.98	5/1/2019
	10/29/2012 (1)	430	—	$23.53	10/29/2019
	5/7/2013 (2)	25,400	—	$28.08	5/7/2020
	10/29/2013 (2)	26,000	—	$28.20	10/29/2020
	5/9/2014 (2)	11,197	1,303	$35.02	5/9/2021
	11/6/2014 (2)	23,125	6,875	$27.48	11/6/2021
	7/8/2015 (5)							12,500	$508,000
	11/6/2015 (6)							11,250	$457,200
	11/6/2015 (4)					8,075	$328,168
	5/3/2016 (7)							23,600	$959,104
	6/29/2016 (8)							11,800	$479,552
	11/10/2016 (4)					7,906	$321,300
	5/2/2017 (9)							9,500	$386,080
	5/2/2017 (10)							9,500	$386,080
	11/9/2017 (4)					14,884	$604,886
Darryl Matthews	9/1/2015 (4)					8,656	$351,780
	11/6/2015 (4) (6)					2,550	$103,632	7,500	$304,800
	5/3/2016 (7)							22,000	$894,080
	6/29/2016 (8)							11,000	$447,040
	11/10/2016 (4)					7,370	$299,517
	5/2/2017 (9)							9,500	$386,080
	5/2/2017 (10)							9,500	$386,080
	11/9/2017 (4)					14,884	$604,886
Sachin Sankpal	11/6/2015 (4) (6)					850	$34,544	2,500	$101,600
	11/6/2015 (4)					9,866	$400,954
	5/3/2016 (7)							22,000	$894,080
	6/29/2016 (8)							11,000	$447,040
	11/10/2016 (4)					7,370	$299,517
	5/2/2017 (9)							9,500	$386,080
	5/2/2017 (10)							9,500	$386,080
	11/9/2017 (4)					14,884	$604,886

(1)	The stock options vest 40% on the second anniversary of the date of the grant and 1/60th each month thereafter such that the stock options become fully vested five years from the date of grant.
(2)	These stock options vest 50% on the second anniversary of the date of the grant and 1/48th each month thereafter such that the stock options become fully vested four years from the date of grant.
(3)	These RSU awards vest in full on the third anniversary of the grant date, subject to each Named Executive Officer’s continued employment with the Company through such anniversary date. Upon vesting, the restricted stock units may be settled by issuing the number of shares shown in the table, or by making a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.
(4)	One third of these RSU awards vest on the designated “vesting start date”, which is generally set at the 15th of the month in which the grant is made if the grant is made by the 15th day of a month, or the 15th of the following month if the grant is made after the 15th day of a month such that these RSU awards become fully vested three years from the date of grant, subject to each Named Executive Officer’s continued employment with the Company through such anniversary date. Upon vesting, these RSUs may be settled by issuing the number of shares shown in the table, or by making a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.
(5)	These Relative TSR PRSU awards granted on July 8, 2015 will vest after the completion of the performance period which ends March 31, 2018, subject to each officer’s continued employment with the Company through the vesting date and satisfaction of performance conditions for the performance period beginning on July 8, 2015 and ending on March 31, 2018. As described under “Compensation Discussion and Analysis”, in each case, between 0% and 200% of the target number of PRSU awards vest depending on the Company’s relative TSR of its common stock as compared to the TSR of the component stocks of the S&P 500 Index over the performance period, with 100% of the target PRSU awards vesting if the Company’s TSR is at the 50th percentile.
(6)	These Relative TSR PRSU awards granted on November 6, 2015 will vest after the completion of the performance period which ends March 31, 2018, subject to each officer’s continued employment with the Company through the vesting date and satisfaction of performance conditions for the performance period beginning on November 6, 2015 and ending on March 31, 2018. As described under “Compensation Discussion and Analysis”, in each case, between 0% and 200% of the target number of PRSU awards vest depending on the Company’s relative TSR of its common stock as compared to the TSR of the component stocks of the S&P 500 Index over the performance period, with 100% of the target PRSU awards vesting if the Company’s TSR is at the 50th percentile.
(7)	These Relative TSR PRSU awards granted on May 3, 2016 will vest after the completion of the performance period which ends May 30, 2019, subject to each officer’s continued employment with the Company through the vesting date of the third and final tranche and satisfaction of performance conditions for the performance period beginning on May 30, 2016 and ending on May 30, 2019. The award is divided into equally weighted tranches with one-, two- and three-year measurement periods, with vesting occurring on May 30, 2019 for all PRSU awards based on continued employment. As described under “Compensation Discussion and Analysis”, in each case, between 0% and 200% of the target number of PRSU awards vest depending on the Company’s relative TSR of its common stock as compared to the TSR of the component stocks of the S&P 500 Index over the performance period, with 100% of the target PRSUs vesting if the Company’s TSR is at the 50th percentile.
(8)	These Financial Performance PRSU awards granted on June 29, 2016 will vest after the completion of the performance period which ends December 28, 2018, subject to each officer’s continued employment with the Company through the vesting date and satisfaction of performance conditions for the performance period beginning on December 30, 2017 and ending on December 28, 2018. As described under “Compensation Discussion and Analysis”, in each case, between 0% and 200% of the target number of PRSU awards vest depending on the Company’s revenue and non-GAAP operating income margin performance during fiscal 2018.
(9)	These Relative TSR PRSU awards granted on May 2, 2017 will vest after the completion of the performance period which ends May 15, 2020, with an annual scoring window on May 15, 2018, May 15, 2019 and May 15, 2020, subject to each officer’s continued employment with the Company through the vesting date and satisfaction of performance conditions for the performance period beginning on May 2, 2017 and ending on May 15, 2020. As described under “Compensation Discussion and Analysis”, in each case, between 0% and 200% of the target number of PRSU awards vest depending on the Company’s relative TSR of its common stock as compared to the TSR of the other companies included in the S&P 500 Index over the performance period, with 100% of the target PRSU awards vesting if the Company’s TSR is at the 50th percentile.
(10)	These Financial Performance PRSU awards granted on May 2, 2017 will vest after the completion of the performance period which ends January 3, 2020, subject to each officer’s continued employment with the Company through the vesting date and satisfaction of performance conditions for the performance period as of the end of January 3, 2020. As described under “Compensation Discussion and Analysis”, in each case, between 0% and 200% of the target number of PRSU awards vest depending on the Company’s revenue and operating income percentage performance.

(11)	The market value of the unvested portion of these RSU and PRSU awards for each Named Executive Officer was calculated by multiplying the number of unvested shares by the closing price of the Company’s Common Stock on December 29, 2017, which was $40.64.
(12)	The number and value of PRSU awards shown reflect the target number of shares. As described under “Executive Compensation—Compensation Discussion and Analysis,” in each case, between 0% and 200% of the PRSU awards vest depending on: (i) our TSR relative to the TSRs of the component stocks of the S&P 500 Index over the relevant performance period or (ii) the Company’s attainment of certain 2018 and 2019 operating income and revenue performance.
(13)	These time-based RSU awards will vest upon retirement under Trimble’s Age & Service program.

Option Exercises and Stock Vested

The table below shows the aggregate number of shares subject to stock options that were exercised by each of the Named Executive Officers and the aggregate number of shares acquired through vesting of RSU awards, during the fiscal year ended December 29, 2017.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (1)	Number of shares acquired on vesting (#)	Value realized on vesting (2)
Steven W. Berglund	200,000	$3,784,343	154,381	$6,056,454
Robert Painter	39,000	$702,033	15,910	$530,867
James A. Kirkland	115,570	$1,552,571	25,899	$1,030,952
Darryl Matthews	—	$—	14,506	$572,103
Sachin Sankpal	—	$—	14,030	$574,665
(1)	The value realized on exercise of stock option awards is determined by multiplying the difference between the closing price of a share of our Common Stock on the NASDAQ on the exercise date and the option exercise price by the number of shares exercised.
(2)	The value realized on vesting of stock awards is determined by multiplying the closing price of a share of our Common Stock on the date of vesting by the number of shares vesting.

Non-Qualified Deferred Compensation

The Company has adopted a Non-Qualified Deferred Compensation Plan (“DCP”) in which certain employees, officers and members of the Board of Directors may participate. Participants in the DCP may elect to defer a portion of their salary, bonus or director fees in accordance with the terms of the DCP. Participation in the DCP is voluntary. A participant in the DCP may defer a minimum of 5% of the participant’s base salary and a maximum of: 90% of base salary, 85% of bonus or 100% of director’s fees.

The Company has not made any contributions to the DCP on behalf of the members of the Board of Directors or the Named Executive Officers, even though the Company has the ability to do so under the terms of the DCP.

Contributions by participants are held in an irrevocable grantor trust for the benefit of the participants, and are subject to claims by the Company’s general creditors. Upon enrollment in the DCP, participants may choose from a selection of measurement funds in which to place their contributions. The DCP’s measurement funds are similar to the funds available to employees who participate in the Company’s 401(k) retirement plan. Participants may elect to receive withdrawals from the DCP in the form of scheduled distributions, retirement benefits, or in the event of a change in control, as defined in the DCP. The DCP also provides for distributions in the event of a participant’s termination of employment, disability or death. In addition, participants may request withdrawals from the DCP in the event of a severe financial hardship.

The table below shows contributions to the DCP by, or on behalf of, each of the Named Executive Officers during the fiscal year ended December 29, 2017.

NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in 2017 (1)	Company Contributions in 2017 (2)	Aggregate Earnings in 2017 (3)	Aggregate Withdrawals/ Distributions in 2017	Aggregate Balance at 12/29/2017
Steven W. Berglund	$—	$—	$—	$—	$—
Robert Painter	$—	$—	$8,037	$—	$37,354
James A. Kirkland	$—	$—	$—	$—	$—
Darryl Matthews	$—	$—	$—	$—	$—
Sachin Sankpal	$—	$—	$—	$—	$—
(1)	The amount of each Named Executive Officer’s contribution to the DCP, if any, is included in the “Salary” column of the Summary Compensation Table for each respective officer for the fiscal year in which such compensation was earned.
(2)	The amount of the Company’s contribution to the DCP for each Named Executive Officer, if any, has been included in the “All Other Compensation” column of the Summary Compensation Table.
(3)	Amounts included in this column are not reported as compensation in the Summary Compensation Table.

Post-Employment Compensation

Potential Payments upon Termination or a Change in Control

The Company’s Board of Directors approved a standard form of change in control and severance agreement for executive officers in 2003, and modified this form in 2008 to comply with Section 409A of the Code. In 2017, in order to align the terms with current market practices, these agreements were superseded by new “Executive Severance Agreements” and “Change In Control Severance Agreements,” entered into with the Named Executive Officers. The post-employment compensation arrangements provided under these agreements are intended to supersede any post-employment arrangements provided to the Named Executive Officers in their employment agreements or offer letters.

Under the Executive Severance Agreements, if the executive’s employment is terminated by the Company other than for “cause” or if the executive terminates his employment for “good reason” (as such terms are defined in the agreements), and such termination is not covered by the change-in-control provisions described below, the executive will receive:

•	100% (200% in the case of Mr. Berglund) of the sum of (A) the executive’s annual base salary and (B) the amount of the executive’s target bonus under the Company’s management incentive plan, which is an amount equal to a percentage of the executive’s annual base salary;

•	a prorated portion (based on the number of days of service completed during the performance period) of the actual bonus amount payable for the year in which the termination occurs;

•	a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Berglund) of continued health coverage; and

•	pro rata vesting of outstanding equity awards based on the length of time from the date of the grant to the date of termination, with the pro rata portion of any performance based awards settled after the end of the applicable performance period and based additionally on actual attainment of the performance goals. For Mr. Berglund, any time-based equity awards (stock options or time-based restricted stock units) would be subject to an additional 12 months service credit toward vesting of the awards in addition to the pro rata vesting described in the prior sentence.

In addition to these severance provisions, certain past equity awards that were granted subject to terms providing for acceleration upon termination without cause or with good reason are grandfathered. For Mr. Matthews, his initial restricted stock unit award granted on September 1, 2015 would vest in full. For Mr. Painter, 50% of the awards granted to him upon his promotion to CFO on February 1, 2016 would vest.

Under the Change in Control Severance Agreements, if the executive’s employment is terminated as described above and the termination occurs within 12 months following a change in control, or within three months prior to the change in control if such termination is in connection with the change in control (collectively referred to as “double trigger” provisions), the executive will instead receive:

•	150% (200% in the case of Mr. Berglund) of the sum of (A) the executive’s annual base salary and (B) the amount of the executive’s target bonus;

•	a prorated portion (based on the number of days of service completed during the performance period) of the actual bonus amount payable for the year in which the termination occurs;

•	a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Berglund) of continued health coverage; and

•	accelerated vesting of outstanding equity awards, with settlement and/or conversion of performance based awards based on performance to date at the time of the change of control (to the extent the performance-based vesting condition is satisfied, performance stock units will vest on a pro rata basis based on the length of time since the date of the grant, with vested units being paid out and any remaining unvested units to be converted into time-based restricted stock units of the acquirer).

In addition to these “double trigger” provisions, any past stock options that were granted subject to terms providing for acceleration upon a change in control regardless of termination or continued employment are grandfathered. Further, vesting of any stock options held by Mr. Berglund, and any stock options granted to Mr. Kirkland prior to the date of his Change in Control Severance Agreement (June 5, 2017), will accelerate upon a change in control and, to the extent assumed or substituted by the acquirer, will remain outstanding for one year following the change in control.

In the event that the benefits payable under these arrangements constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the executive’s benefits under the change in control and severance agreement shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by the executive on an after-tax basis, of the greatest amount of benefits. The foregoing shall take into account the applicable federal, state and local income taxes and the Excise Tax, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. None of the Executive Severance Agreements or Change In Control Severance Agreements provide for a tax “gross-up” obligation by the Company in the event that any excise tax becomes payable by a Named Executive Officer.

The foregoing description is qualified in its entirety by the description of these agreements reported on Form 8-K filed by the Company on February 7, 2017, and by the forms of Executive Severance Agreement and Change in Control Severance Agreement filed as exhibits 10.1 and 10.2 to the Company’s 10-Q filed on June 30, 2017.

Termination without a Change in Control

The table below sets forth the estimated cash benefits that each respective Named Executive Officer would receive under the Executive Severance Agreements based upon the assumption that a qualifying termination event occurred on December 29, 2017 (except as otherwise indicated) and such termination was not in connection with a change in control.

POTENTIAL PAYMENTS UPON A QUALIFYING TERMINATION
Name	Multiple of Salary and Target Bonus (1)	Bonus accrued but unpaid as of 12/29/2017 (2)	Health Benefits (3)	Accrued vacation	Total
Steven W. Berglund	$3,987,000	$2,222,837	$40,000	$—	$6,249,837
Robert Painter	$747,000	$666,625	$35,000	$63,846	$1,512,471
James A. Kirkland	$640,000	$482,007	$35,000	$14,727	$1,171,734
Darryl Matthews	$745,200	$829,507	$35,000	$—	$1,609,707
Sachin Sankpal	$716,400	$494,157	$35,000	$—	$1,245,557
(1)	The multiple for Mr. Berglund is 200%. The multiple for the other Named Executive Officers is 100%.
(2)	The bonus amount represents the amount of incentive bonus accrued under the MIP as of December 29, 2017.
(3)	Reflects a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Berglund) of continued health coverage.

The amounts shown below reflect the aggregate number of shares underlying each executive’s unvested equity awards that would have vested if a qualifying termination event had occurred on December 29, 2017 and such termination was not in connection with a change in control.

POTENTIAL ACCELERATION OF EQUITY UPON A QUALIFYING TERMINATION

Name	Accelerated Vesting of (1)			Aggregate market value of accelerated in-the-money options as of 12/29/2017 (3)	Aggregate market value of accelerated restricted stock units as of 12/29/2017 (3)	Total
	Options (#)	Time-Based RSUs (#)	Performance-Based RSUs (#) (2)
Steven W. Berglund (4)	54,644	64,875	493,913	$618,124	$22,709,130	$23,327,254
Robert Painter (5)	23,371	22,624	65,961	$482,469	$3,600,097	$4,082,566
James A. Kirkland	6,593	9,783	104,710	$77,820	$4,653,033	$4,730,853
Darryl Matthews (6)	—	15,011	71,849	$—	$3,529,957	$3,529,957
Sachin Sankpal	—	11,470	62,899	$—	$3,022,351	$3,022,351
(1)	Reflects accelerated vesting based on a pro rata portion of each award.
(2)	Based on actual attainment of performance goals at the end of applicable performance period (December 29, 2017).

(3)	Aggregate market value is calculated using the closing price of the Company’s common stock on December 29, 2017, which was $40.64.
(4)	Mr. Berglund’s accelerated vesting upon a qualifying termination is based on the number of shares that would have vested had Mr. Berglund continued in service for an additional twelve months following the date of termination.
(5)	Under Mr. Painter’s executive severance agreement dated February 1, 2016, 50% of the RSUs and stock options granted to him upon his promotion to CFO on the same date shall vest upon termination without cause or with good reason. Mr. Painter was granted 30,000 RSUs and 45,000 stock options on such date.
(6)	In addition to the standard provisions in his executive severance agreement, Mr. Matthews’ initial restricted stock unit award granted on September 1, 2015 would vest in full.

Change in Control without Termination

Under the terms of the Change In Control Severance Agreements for Messrs. Berglund and Kirkland, any unvested stock options held by them would accelerate upon a change in control and, to the extent assumed or substituted by the acquirer, will remain outstanding for one year following the change in control. If such change in control occurred on December 29, 2017, the number of options accelerated and the aggregate market in-the-money value thereof on such date (based on the closing price of $40.64) for Mr. Berglund would be 54,644 options with a value of $618,124, and for Mr. Kirkland would be 8,178 options with a value of $97,798.

Termination in Connection with a Change in Control

The table below sets forth the estimated cash benefits that each respective Named Executive Officer would receive under the Change In Control Severance Agreements based upon the assumption that a change in control event occurred on December 29, 2017 (except as otherwise indicated), and the Named Executive Officer’s employment terminated upon or immediately following such event.

POTENTIAL PAYMENTS UPON A CHANGE-IN-CONTROL AND QUALIFYING TERMINATION
Name	Multiple of Salary and Target Bonus (1)	Bonus accrued but unpaid as of 12/29/2017 (2)	Health Benefits (3)	Accrued vacation	Total
Steven W. Berglund	$3,987,000	$2,222,837	$40,000	$—	$6,249,837
Robert Painter	$1,120,500	$666,625	$35,000	$63,846	$1,885,971
James A. Kirkland	$960,000	$482,007	$35,000	$14,727	$1,491,734
Darryl Matthews	$1,117,800	$829,507	$35,000	$—	$1,982,307
Sachin Sankpal	$1,074,600	$494,157	$35,000	$—	$1,603,757
(1)	The multiple for Mr. Berglund is 200%. The multiple for the other Named Executive Officers is 150%.
(2)	The bonus amount represents the amount of incentive bonus accrued under the MIP as of December 29, 2017.
(3)	Reflects a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Berglund) of continued health coverage.

The amounts shown below reflect the aggregate number of shares underlying each executive’s unvested equity awards that would have vested if a change in control event had occurred on December 29, 2017, and the Named Executive Officer’s employment terminated upon or immediately following such event.

POTENTIAL ACCELERATION OF EQUITY UPON A CHANGE-IN-CONTROL AND QUALIFYING TERMINATION

Name	Accelerated Vesting of			Aggregate market value of accelerated in-the-money options as of 12/29/2017 (2)	Aggregate market value of accelerated PRSUs as of 12/29/2017 (3)	Aggregate market value of accelerated RSUs as of 12/29/2017	Total
	Options (#)	Time-Based RSUs (#)	Performance- Based RSUs (#) (1)
Steven W. Berglund	54,644 (4)	111,045	664,450	$618,124	$27,003,264	$4,512,867	$32,134,255
Robert Painter	47,512	26,870	65,961	$993,571	$2,680,674	$2,015,866	$5,690,111
James A. Kirkland	8,178 (4)	14,884	104,710	$97,798	$4,255,433	$1,254,354	$5,607,585
Darryl Matthews	—	33,460	71,849	$—	$2,919,929	$1,359,815	$4,279,744
Sachin Sankpal	—	32,970	62,899	$—	$2,556,211	$1,339,901	$3,896,112
(1)	Reflects accelerated vesting based on a pro rata portion of each award.
(2)	The amounts shown in this column represent the market value of the unvested options on December 29, 2017, less the exercise price of such options. The market value is the closing price of the Company’s common stock on December 29, 2017, which was $40.64.
(3)	Based on actual attainment of performance goals at the end of the applicable performance period (December 29, 2017).
(4)	These shares would accelerate upon a change in control, regardless of termination or continued employment.

Under the terms of the Company’s 2002 Stock Plan, (i) if, in connection with a change in control, the then-unvested restricted stock units for the Named Executive Officers are not assumed by an acquiring company, the restricted stock units would immediately vest or (ii) if the restricted stock units are assumed by an acquiring company, and a Named Executive Officer is terminated for certain qualifying reasons following a change in control (or prior to a change in control if such termination was at the request of the potential acquirer), the then-unvested restricted stock units would immediately vest.

Trimble Age & Service Equity Vesting Program

Commencing in 2017, a new post-employment arrangement was adopted for certain eligible executive officers, including each of the Named Executive Officers. The Trimble Age & Service Equity Vesting Program provides for the vesting of certain equity awards, as well as certain medical benefit payments, to eligible participants upon retirement. Program eligibility requires a minimum age of 55, a minimum of 10 years of total service, and a “combined 70” requirement that the sum of the participant’s years of age and years of service combines to total at least 70 years. Participants must also agree to a general release of claims and to non-solicitation and non-competition obligations. Under the plan, eligible equity awards, which are equity awards granted after the time a participant is selected by the Compensation Committee to participate in the Vesting Program, will vest upon retirement of an eligible participant. Time-based restricted stock units and other time-based equity will fully vest, and performance stock units will vest on a pro rata basis, subject to the satisfaction of any performance-based vesting conditions. In addition, upon a qualifying retirement of a participating executive, the executive will receive a lump sum medical and dental benefit in the amount of $50,000.

Mr. Berglund currently meets the criteria for a qualifying retirement and Mr. Kirkland will meet the criteria later in 2018.

Death Benefits

The Company provides certain death benefits generally to its full time employees, including to the Named Executive Officers. In the event of the death of a Named Executive Officer, the following payments and benefits would become payable in a lump sum to, or provided to, such Named Executive Officer’s estate (unless otherwise noted): (i) payment of six months’ base salary to the surviving spouse/dependents of the Named Executive Officer, (ii) with respect to equity awards granted on or after July 30, 2012, vesting of a portion of those awards that would have vested within the two years following the death of the Named Executive Officer but for such death, (iii) payout under the life insurance policy (with base coverage of 2 times base salary) pertaining to the Named Executive Officer, (iv) 12 months’ of continued health insurance coverage for the surviving spouse/dependents of the Named Executive Officer, and (v) a pro rata payment under the MIP based on the date of the Named Executive Officer’s death. The table below sets forth the value of the foregoing, assuming that the triggering event occurred on December 29, 2017 (except as otherwise indicated):

Name	Six Months Base Salary	Aggregate Market Value of Accelerated Vesting of Options and RSUs (# of Shares) (1)	Life Insurance (2)	Health Benefits (3)	Pro Rata Bonus (4)	Total (5)
Steven W. Berglund	$443,000	$31,624,916	$1,100,000	$11,306	$2,222,837	$35,402,059
Robert Painter	$207,500	$5,482,536	$750,000	$19,446	$666,625	$7,126,107
James A. Kirkland	$200,000	$5,405,956	$775,000	$16,503	$482,007	$6,879,466
Darryl Matthews	$207,000	$4,024,544	$804,000	$16,530	$829,507	$5,881,581
Sachin Sankpal	$199,000	$3,710,000	$773,000	$19,468	$494,157	$5,195,625
(1)	The market value of the accelerated portion of the restricted stock units was calculated by using the closing price of the Company’s common stock. The market value of the accelerated portion of options was calculated by using the closing price of the Company’s common stock, less the exercise price of such options. The closing price of the Company’s common stock on December 29, 2017 was $40.64.
(2)	Life insurance payouts are based on the Named Executive Officer’s “benefit salary” which is defined as his or her base salary as of September 1st of the previous fiscal year. Mr. Berglund’s life insurance payout is capped at $1,100,000.
(3)	Health benefits reflect twelve months of COBRA premiums for the Named Executive Officer’s spouse and/or dependents, and are calculated as of December 29, 2017 to reflect 2017 health plan rates.
(4)	The incentive bonus amount represents the amount of bonus accrued but unpaid under the MIP as of December 29, 2017.
(5)	Named Executive Officers are also entitled to additional death benefits due to a death caused by an accident while working for the Company or while traveling on Company business. Officers and vice presidents of the Company are entitled to an additional $500,000 if they die while traveling on Company business. An employee of the Company who dies in an accident while working for the Company will be entitled to receive an additional 2x his or her base salary.

CEO PAY RATIO

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of all our employees, the annual total compensation of our President and Chief Executive Officer, Steven W. Berglund, and the ratio of these two amounts.

We have determined the median of the annual total compensation of all our employees, excluding Mr. Berglund, for 2017 to be $83,151. The annual total compensation of Mr. Berglund for 2017 was $10,637,661. The ratio of the annual total compensation of Mr. Berglund to the median of the annual total compensation of all our employees was 128 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

As permitted by SEC rules, to identify our median employee, we selected the base salaries in effect as of October 1, 2017 and profit-sharing amounts for the period from October 1, 2016 through September 30, 2017 as the compensation measure to be used to compare the compensation of our employees. We selected October 1, 2017, which is within the last three months of 2017, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonably efficient and economical manner.

As of October 1, 2017, our employee population consisted of approximately 9,228 individuals, with approximately 3,924 employees in the United States and approximately 5,304 employees outside the United States. In determining this population, we considered the employees of our subsidiaries and all of our worldwide employees other than the CEO, whether employed on a full-time, part-time, or seasonal basis, except for our employees in Peru (1 employee), Qatar (1 employee), Romania (1 employee), Bulgaria (2 employees), Ghana (2 employees), Ukraine (3 employees), Estonia (4 employees), Saudi Arabia (4 employees), Argentina (4 employees), Chile (5 employees), Denmark (5 employees), Austria (6 employees), Indonesia (8 employees), Italy (8 employees), Poland (10 employees) and Japan (12 employees) (a total of 76 individuals, and less than 1% of our employee population) who were excluded pursuant to the de minimis exemption provided under Item 402(u). The de minimis exception permits a company to exclude up to 5% of its total employees who are located in countries outside the United States. We did not include any contractors or other non-employee workers in our employee population. We annualized the compensation for any full-time and part-time employees who commenced work during 2017. We did not make any cost of living adjustments.

Using this approach, we selected the individual at the median of our employee population, who was a Customer Support Representative based in the United States. Once we identified this median employee, we totaled all of the elements of the employee’s annual total compensation for 2017 in accordance with the requirements of the applicable SEC rules, using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table. We determined that such individual’s annual total compensation for the fiscal year ended December 31, 2017 was $83,151 (excluding any estimated retirement and health benefits).

During 2017, Mr. Berglund served as our President and Chief Executive Officer. We determined his annual total compensation for the fiscal year ended December 31, 2017 was $10,637,661, as reported in our 2017 Summary Compensation Table.

Because the SEC rules for identifying the median of the annual total compensation of all our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to use a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio we are reporting, as those companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee is a separately-designated standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and operates under a written charter adopted by the Board of Directors. Among its other functions, the Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent auditor.

The Audit Committee has reviewed and discussed the Company’s consolidated financial statements and financial reporting process with the Company’s management, which has the primary responsibility for the Company’s consolidated financial statements and financial reporting processes, including establishing and maintaining adequate internal controls over financial reporting and evaluating the effectiveness of such internal controls. EY, the Company’s current independent auditor, is responsible for performing an audit and expressing an opinion on the conformity of the Company’s audited financial statements to U.S. generally accepted accounting principles and performing an audit and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee has reviewed and candidly discussed with EY the overall scope and plans of its audits, its evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting processes and accounting principles and judgment, and the clarity of disclosures in the Company’s consolidated financial statements.

The Audit Committee has discussed with EY those matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). EY has provided the Audit Committee with the written disclosures and the letter required by the PCAOB. The Audit Committee has also discussed with EY its independence from management, and the Company and has also determined that EY’s provision of non-audit services (such as tax-related services) to the Company and its affiliates is compatible with maintaining the independence of EY with respect to the Company and its management.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the fiscal year ended December 29, 2017.

Submitted by the Audit Committee of the Company’s Board of Directors,

Kaigham (Ken) Gabriel	Ulf J. Johansson, Member	Mark S. Peek, Chair
Audit Committee	Audit Committee	Audit Committee

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners

The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 5, 2018, the Record Date, by the persons known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding Common Stock. The applicable percentage of share ownership in the table is based on 248,592,825 shares of the Company’s Common Stock outstanding at the Record Date.

We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street, New York, New York, 10055 (1)	23,195,889	9.3%
The Vanguard Group 100 Vanguard Boulevard, Malvern, Pennsylvania 19355 (2)	21,837,517	8.8%
Capital Research Global Investors 335 South Hope Street, Los Angeles, California 90071 (3)	16,463,351	6.6%

(1)	The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A as filed with the SEC on January 23, 2018. BlackRock, Inc. has sole voting power over 21,433,025 shares of the Company’s Common Stock and sole dispositive power over all of the shares listed in the table above. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s Common Stock beneficially owned by BlackRock, Inc., but. no one person’s interest in these shares of the Company’s Common Stock is more than five percent of the total outstanding shares of the Company’s Common Stock.
(2)	The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A as filed with the SEC on February 9, 2018. The Vanguard Group has sole voting power over 198,541 shares of the Company’s Common Stock, shared voting power over 46,782 shares of the Company’s Common Stock, sole dispositive power over 21,607,036 shares of the Company’s Common Stock and shared dispositive power over 230,481 shares of the Company’s Common Stock.
(3)	The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A as filed with the SEC on February 14, 2018. Capital Research Global Investors, which is a division of Capital Research and Management Company (“CRMC”), is deemed to be the beneficial owner of the listed shares of the Company’s Common Stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Security Ownership of Management

The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 5, 2018, the Record Date, (unless otherwise noted below) by: (i) all directors and nominees; (ii) all executive officers of the Company named in the Summary Compensation Table presented in this Proxy Statement; and (iii) all directors and executive officers of the Company, as a group. The applicable percentage share ownership is based on shares of the Company’s Common Stock outstanding at March 5, 2018.

We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options, restricted stock units, or warrants held by that person that are exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Berglund, Steven (2)	502,676	*
Fosburgh, Bryn (3)	36,592	*
Gabriel, Kaigham (Ken) (4)	18,356	*
Gibson, Chris (5)	54,347	*
Janow, Merit (6)	30,356	*
Johansson, Ulf (7)	30,356	*
Kirkland, James (8)	48,275	*
Lloyd, Meaghan (9)	19,403	*
Matthews, Darryl (10)	10,953	*
Nersesian, Ronald (11)	24,506	*
Painter, Robert (12)	17,885	*
Peek, Mark (13)	37,686	*
Sankpal, Sachin (14)	20,497	*
Shepard, Julie (15)	23,582	*
Vande Steeg, Nickolas (16)	22,339	*
Wibergh, Johan (17)	1,558	*
All directors and executive officers, as a group (16 persons) (18)	899,367	*
*	Indicates less than 1%.
(1)	The business address of each of the persons named in this table is: c/o Trimble Inc, 935 Stewart Drive, Sunnyvale, California 94085.
(2)	Includes 181,798 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 4, 2018.
(3)	Includes 33,272 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 4, 2018.
(4)	Includes 7,686 shares subject to shares issuable upon vesting of RSUs on or prior to May 4, 2018.
(5)	Includes 25,537 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 4, 2018.
(6)	Includes 7,686 shares subject to shares issuable upon vesting of RSUs on or prior to May 4, 2018.
(7)	Includes 7,686 shares subject to shares issuable upon vesting of RSUs on or prior to May 4, 2018.
(8)	Includes 24,635 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 4, 2018.
(9)	Includes 7,686 shares subject to shares issuable upon vesting of RSUs on or prior to May 4, 2018.
(10)	Includes 7,500 shares subject to shares issuable upon vesting of RSUs on or prior to May 4, 2018.
(11)	Includes 7,686 shares subject to shares issuable upon vesting of RSUs on or prior to May 4, 2018.
(12)	Includes 2,112 shares subject to options exercisable on or prior to May 4, 2018.
(13)	Includes 7,686 shares subject to shares issuable upon vesting of RSUs on or prior to May 4, 2018.
(14)	Includes 2,500 shares subject to shares issuable upon vesting of RSUs on or prior to May 4, 2018.
(15)	Includes 9,333 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 4, 2018.
(16)	Includes 7,686 shares subject to shares issuable upon vesting of RSUs on or prior to May 4, 2018.
(17)	Includes 1,558 shares subject to shares issuable upon vesting of RSUs on or prior to May 4, 2018.
(18)	Includes 342,047 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 4, 2018.

Equity Compensation Plan Information

The following table sets forth, as of December 29, 2017, the total number of securities outstanding under the Company’s equity plans, the weighted average exercise price of such options, and the number of options available for grant under such plans. For a complete description of the Company’s equity compensation plans, please see Note 13 to the Company’s audited consolidated financial statements for the fiscal year ended December 29, 2017, included in the Company’s annual report on Form 10-K filed with the SEC on February 26, 2018.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	11,528,958	$26.07	23,467,615 (3)

(1)	The amount in this column reflects the number of shares underlying outstanding stock options (4,395,358 shares), shares issuable upon the vesting of RSUs (3,376,615 shares), and shares issuable upon the vesting of PSUs assuming the maximum performance was achieved (3,756,985 shares).
(2)	The weighted-average exercise price in this column relates to the outstanding stock options included in column (a).
(3)	This number includes 14,466,798 shares available for issuance under the 2002 Plan and 9,000,817 shares available for issuance under the Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors, as well as persons who beneficially own more than 10% of a registered class of the Company’s equity securities during the fiscal year ended December 29, 2017, file reports of initial ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

To the Company’s knowledge, based solely on its review of the copies of such forms received by the Company, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with on a timely basis during the fiscal year ended December 29, 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews all relationships and transactions between the Company, on the one hand, and our directors, executive officers or their immediate family members, on the other hand, to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction with the Company. On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). As required under SEC rules, any transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in the Company’s applicable SEC filings.

In addition, certain aspects of such types of transactions are the subject of the Company’s Business Ethics and Conduct Policy (the “Policy”). The Policy applies to all of the Company’s employees, directors and officers and is available in the “Investors” section of the Company’s website at http://investor.trimble.com under the heading “Corporate Governance—Governance Documents.” Pursuant to the Policy all employees must seek a waiver or approval from the Company’s Compliance Officer for all actual or apparent conflicts of interests. Waivers affecting the Company’s officers or members of the Board of Directors must be approved by the Board of Directors. The Company’s officers must report any violations of the Policy to the Company’s Compliance Officer or the Chairman of the Board of Directors. The Company’s compliance officer is the Company’s general counsel, the chairman of the Audit Committee in the general counsel’s absence, or such other person as the Board of Directors may designate.

In determining whether to approve or ratify a related party transaction, the compliance officer may consider all relevant facts and circumstances, including the following factors:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction and whether the terms are at least as favorable to the Company as those available from non-related parties;

•	the importance of the transaction to the related person and to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company and its stockholders; and

•	any other matters the Audit Committee or other committee, as applicable, deems appropriate.

Certain Disclosures Related to Determination of Director Independence for Fiscal 2017

The Board of Directors has determined that each of the directors, except for Mr. Berglund, are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In making such determination for Ms. Lloyd, the Board of Directors considered the following:

In September 2014, the Company purchased Gehry Technologies, Inc., a provider of construction related professional services and solutions (“GT”), from various selling stockholders, including Gehry Partners, LLP, in which Meaghan Lloyd is a partner. Prior to the acquisition closing, the Digital Project software business of GT was divested into a separate company, Digital Project, Inc. (“DPI”), which continued to be owned by the selling stockholders. Ms. Lloyd is a director, President and CEO of DPI, but does not receive compensation for such roles. DPI licenses and supports the Digital Project software, which is utilized by Gehry Partners, as well as GT. DPI receives annual license fees from GT for use of the Digital Project software. GT also provides professional services to Gehry Partners, LLP.

The foregoing disclosure reflects information that the Board considered in determining director independence, and is not intended to constitute disclosure of transactions with related persons.

HOUSEHOLDING

As permitted by the Securities Exchange Act of 1934, we may deliver only one Notice or one paper copy of this proxy statement to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the Notice or the paper version of the proxy statement, respectively, as applicable. Stockholders that reside at the same address and receive multiple copies of the Notice of the paper version of the proxy statement may request delivery of only one copy of the Notice or proxy statement, as applicable, by directing a notice to the Company’s Investor Relations department at the address below.

The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company at its principal executive offices, Attention: Investor Relations, at 935 Stewart Drive, Sunnyvale, California 94085, (408) 481-8000.

OTHER MATTERS

The Company knows of no other matters to be submitted for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to vote electronically via the internet or by telephone or, if you have requested a paper copy of the proxy materials, complete and return the accompanying proxy in accordance with the detailed instructions on your individual proxy card.

For the Board of Directors
ULF J. JOHANSSON
Chairman of the Board

Dated: March 21, 2018

APPENDIX A

Reconciliation of GAAP financial measure to non-GAAP financial measure

This Proxy Statement contains information regarding a financial measure, non-GAAP operating income, that is not calculated in accordance with GAAP. We believe our investors benefit by understanding our non-GAAP operating income trends which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes restructuring charges, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition/divestiture items associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration, and other required closing costs, and executive transition costs. We believe that these exclusions offer an alternative means for our investors to evaluate current operating performance compared to results of other periods. We believe that this non-GAAP financial measure also helps investors enhance their overall understanding of our fiscal 2017 performance in relation to the principal elements of our annual executive compensation as described in this Proxy Statement.

Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in this Proxy Statement, and the adjustments to comparable GAAP measures, are set forth below:

GAAP TO NON-GAAP RECONCILIATION

(dollars in millions)

(unaudited)

	Fiscal Year
	2017		2016
	Dollar Amount	% of Revenue	Dollar Amount	% of Revenue
OPERATING INCOME:

GAAP operating income:	$ 246.0	9.3%	$ 181.0	7.7%

Restructuring charges	10.5	0.3%	13.3	0.6%

Amortization of purchased intangible assets	148.8	5.6%	150.8	6.4%

Stock-based compensation	64.8	2.5%	52.6	2.2%

Amortization of acquisition-related inventory step-up	2.8	0.1%	—	—%

Acquisition / divestiture items	7.4	0.3%	6.8	0.3%

Executive transition costs	—	—%	1.0	—%

Non-GAAP operating income:	$ 480.3	18.1%	$ 405.5	17.2%

TRIMBLE INC. 935 Stewart Drive Sunnyvale, CA 94085 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/30/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/30/2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR all the nominees listed in proposal 1. nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Steven W. Berglund 02 Kaigham (Ken) Gabriel 03 Merit E. Janow 04 Ulf J. Johansson 05 Meaghan Lloyd 06 Ronald S. Nersesian 07 Mark S. Peek 08 Johan Wibergh The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To hold an advisory vote on approving the compensation for our Named Executive Officers. 0 0 0 3. To ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for the current 0 0 0 fiscal year ending December 28, 2018. NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the persons named above as proxies upon such other matters as may properly come before the meeting. . 17 Yes No . 1 . 0 Please indicate if you plan to attend this meeting 0 0 R1 _ 1 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or 0000364390 partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000364390_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K/Annual Report is/are available at www.proxyvote.com . TRIMBLE INC. Annual Meeting of Stockholders May 1, 2018 5:30 PM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Steven W. Berglund and James Kirkland, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TRIMBLE INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 5:30 PM, Pacific Time on May 1, 2018, at Sunnyvale Theatre, Sunnyvale Community Center, 550 E. Remington Drive, Sunnyvale, California, 94087 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000364390_2 R1.0.1.17